Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of March 28, 2008

by and among

WORLD FUEL SERVICES CORPORATION

WORLD FUEL SERVICES, INC.

TEXOR PETROLEUM COMPANY, INC.

THOMAS E. GLEITSMAN

and

ANTHONY E. SPEISER

i

4.8	Compliance With Law; Regulatory Matters	25
4.9	Taxes	25
4.10	Accounts Receivable	26
4.11	Real Property	26
4.12	Contingencies	27
4.13	Inventories; Products	27
4.14	Intellectual Property and Technology	27
4.15	Material Contracts	28
4.16	Insurance	28
4.17	Employment and Labor Matters	29
4.18	Employee Benefit Matters	29
4.19	Possession of Franchises, Licenses, Etc	30
4.20	Environmental Matters	30
4.21	Agreements and Transactions with Related Parties	31
4.22	Key Suppliers and Customers	32
4.23	No Illegal Payments	32
4.24	No Broker	32
4.25	Security Representations	32
4.26	Full Disclosure	34

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT	34
5.1	Organization	34
5.2	Execution; No Inconsistent Agreements; Etc	34
5.3	No Brokers	35
5.4	Validity of Shares	35
5.5	SEC Filings	35
5.6	Full Disclosure	35

ARTICLE VI	CONDUCT OF BUSINESS PENDING CLOSING	35
6.1	Business in the Ordinary Course	35
6.2	No Material Changes	36
6.3	Compensation	37

ARTICLE VII	CONDITIONS TO OBLIGATIONS OF BUYER AND PARENT	37
7.1	Representations and Warranties	37
7.2	Compliance with Agreements and Conditions	37
7.3	Consents	37
7.4	HSR Act	37
7.5	No Action	37
7.6	Certificate of Seller Parties	38
7.7	Absence of Material Adverse Changes	38
7.8	Legal Opinion	38
7.9	Employment Agreements	38
7.10	Severance Agreements	38
7.11	Lease Agreements	38
7.12	Sublease Agreements	38

ii

7.13	Bill of Sale and Assignment	38
7.14	Release of Liens	38
7.15	Name Change	38

ARTICLE VIII	CONDITIONS TO OBLIGATIONS OF SELLER PARTIES	39
8.1	Representations and Warranties	39
8.2	Compliance with Agreements and Conditions	39
8.3	HSR Act	39
8.4	No Action	39
8.5	Certificate of Buyer and Parent	39
8.6	Registration Rights Agreement	39
8.7	Payment of Purchase Price	39
8.8	Assignment and Assumption Agreement	39
8.9	Lease Agreements	40
8.10	Parent Lease/Employment Agreement Guarantees	40
8.11	Sublease Agreements	40
8.12	Employment Agreements	40

ARTICLE IX	INDEMNIFICATION	40
9.1	Indemnification by Seller Parties	40
9.2	Indemnification by Buyer and Parent	41
9.3	Indemnification Procedures	41
9.4	Buyer’s Set-Off Rights	43
9.5	Purchase Price Adjustment	43
9.6	Exclusive Remedy	43
9.7	Time Limitations on Seller Party Indemnification	43
9.8	No Consequential Damages	44
9.9	Order of Remedies	44
9.10	Liability Cap and Basket	44
9.11	General Indemnification Provisions	45

ARTICLE X	TERMINATION	46
10.1	Termination	46
10.2	Manner and Effect of Termination	46

ARTICLE XI	MISCELLANEOUS	47
11.1	Notices	47
11.2	Counterparts; Entire Agreement; Etc	48
11.3	Governing Law	48
11.4	Successors and Assigns; Assignment	48
11.5	Partial Invalidity and Severability	48
11.6	Waiver	49
11.7	Headings	49
11.8	Expenses	49
11.9	Gender	49
11.10	Specific Performance	49
11.11	WAIVER OF JURY TRIAL	49

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 28th day of March, 2008, by and among World Fuel Services Corporation, a Florida corporation (“Parent”), World Fuel Services, Inc., a Texas corporation (“Buyer”), Texor Petroleum Company, Inc., an Illinois corporation (the “Company”), Thomas E. Gleitsman (“Gleitsman”) and Anthony E. Speiser (“Speiser” and together with Gleitsman, the “Shareholders”). The Company and the Shareholders are each sometimes referred to herein individually as a “Seller Party” and collectively as the “Seller Parties”.

RECITALS

A. The Company is involved in the following businesses: (i) the marketing, sale, financing and distribution of branded and unbranded gasoline, diesel, biodiesel, ethanol, propane, natural gas and other petroleum related products and services on a retail and wholesale basis to retail petroleum dealers/operators, governmental entities, commercial enterprises and other third parties, (ii) owning, operating, buying, selling and leasing retail petroleum outlets, car washes and convenience stores, and (iii) offering financial, real estate acquisition, design and project management services, and motor fuel marketing programs (the “Business”).

B. The Shareholders own all of the shares of voting capital stock of the Company.

C. The Company desires to sell and Buyer desires to purchase certain assets used by the Company in the Business, subject to Buyer’s assumption of certain liabilities, upon the terms and subject to the conditions of this Agreement.

D. In order to induce Buyer to enter into this Agreement, the Shareholders have agreed to enter into this Agreement.

E. In order to induce the Seller Parties to enter into this Agreement, Parent has agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the meanings set forth below.

“Acquired Assets” is defined in Section 2.2.

“Acquisition Proposal” is defined in Section 3.9(b).

“Agents” is defined in Section 3.9(a).

“Agreement” is defined in the preamble to this Agreement.

“Antitrust Authorities” means the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other domestic or foreign Government having jurisdiction with respect to the Transaction pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other applicable competition, merger control, antitrust or similar Laws.

“Assumed Contracts” is defined in Section 2.2(f).

“Assumed Liabilities” is defined in Section 2.4.

“Business” is defined in the Recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of Chicago, Illinois.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnitees” is defined in Section 9.1.

“Cap” is defined in Section 9.10(b).

“Cash” means all cash and cash equivalents (including marketable securities and short-term investments) determined in a manner consistent with the Company’s Historical Accounting Policies.

“Cash Payment” is defined in Section 2.7(c).

“Closing” and “Closing Date” are defined in Section 2.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to this Agreement.

“Company’s Historical Accounting Policies” means the accounting policies used by the Company on a consistent basis over the previous three (3) calendar year period, except that fuel inventories shall be valued on a first-in, first-out basis even though the Company currently values such inventories on a last-in, first-out basis.

“Company Material Adverse Effect” means any materially adverse change in or effect on the financial condition, business, assets or results of operations of the Company.

“Company Policy” is defined in Section 4.16.

“Confidential Information” means all confidential or proprietary information of or relating to a party or its subsidiaries, including: (i) customer and supplier information, including lists of names and addresses of customers and suppliers, and cost, volume and pricing information, (ii) business plans and strategies, compensation plans, compensation information, sales plans and strategies, (iii) market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services, (iv) information concerning Software or Technology, and (v) information identified as confidential and/or proprietary in internal documents of the party; provided, however, that Confidential Information will not include (a) any information generally available to, or known in, the industry in which the Business operates (other than as a result of a disclosure in violation hereof), (b) any information disclosed by a third party who, to the best knowledge of the Receiving Party after due inquiry, has the right to disclose the same, or (c) any information that is independently developed by the Receiving Party or its or his representatives without the use of any information of the Disclosing Party.

“Contract” means any contract, open order, lease or other agreement (whether written or oral and whether express or implied) to which the Company is a party or by which the Company or any of its assets is otherwise legally bound.

“Designated Employees” is defined in Section 3.13(a).

“Detailed Company Balance Sheet” means, as applicable, the estimated Detailed Company Balance Sheet referred to below (showing detailed balance sheet items), or the final Detailed Company Balance Sheet referred to below (showing detailed balance sheet items), each of which shall be prepared and approved as provided in this definition. The initial Detailed Company Balance Sheet (which shall be used to calculate Estimated NAV in accordance with Section 2.8(b)) shall be the unaudited detailed balance sheet of the Company (estimated to the Closing Date) prepared by the Company and delivered to Buyer for approval no less than five (5) days prior to the Closing Date. The final Detailed Company Balance Sheet (which shall be used to calculate NAV in accordance with Section 2.8(c)) shall be the unaudited detailed balance sheet of the Company (dated as of 11:59 P.M. Chicago time on the day preceding the Closing Date) prepared by Buyer and delivered to the Company for approval within sixty (60) days after the Closing Date. The estimated Detailed Company Balance Sheet shall be prepared by the Company in a manner consistent with the Company’s Historical Accounting Policies, and the final Detailed Company Balance Sheet shall be prepared by Buyer in a manner consistent with the Company’s Historical Accounting Policies.

“Disclosing Party” is defined in Section 3.6(b).

“Disputed Indemnification Claim” is defined in Section 9.3(b).

“Effective Time” is defined in Section 2.10.

“Employee Plans” is defined in Section 4.18(a).

“Environmental Condition” means (i) any pollution or contamination of the environment, nuisance, trespass, damage to any real property, personal property, or natural resource or harm to human health, or any other condition relating to the Release, introduction, handling, processing, transportation or transfer of any Regulated Substance prior to the Closing that is in contravention of or creates liability under any Environmental Law, whether or not at the time the facts and circumstances resulting in the condition occurred or were created were a violation of any Environmental Law; (ii) any breach of a representation and warranty in Section 4.20 that involves or may involve a Remedial Action; (iii) any matter set forth on Schedule 4.20(e), and (iv) any Release of any Regulated Substance from any underground storage tank system at any Real Property, whether such Release occurred before or after the Closing, except for any such Release after the Closing caused by the acts, negligence or willful misconduct of Buyer or its customers, contractors, employees, agents, licensees, invitees, successors or assigns.

“Environmental Law” means any Law (including common law), at any time in force or effect, with respect to pollution or the preservation or protection of the environment or worker health and safety, including any law relating to Regulated Substances. Without limiting the generality of the foregoing, the term encompasses each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign law, each as amended: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) the Solid Waste Disposal Act, (iii) the Hazardous Materials Transportation Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Safe Drinking Water Act, (viii) the National Environmental Policy Act of 1969, (ix) the Superfund Amendments and Reauthorization Act of 1986, (x) the Emergency Planning and Community Right to Know Act, (xi) the Federal Insecticide, Fungicide and Rodenticide Act and (xii) the Occupational Safety and Health Act of 1970.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Estimated NAV” is defined in Section 2.8(b).

“Excluded Assets” is defined in Section 2.3.

“Excluded Liabilities” is defined in Section 2.5.

“Final Termination Date” is defined in Section 10.1(b).

“Excluded Representations” means the representations and warranties of the Seller Parties set forth in Sections 4.2, 4.3, 4.7(a), 4.9, 4.18 and 4.24.

“Financial Statements” is defined in Section 4.4(a).

“GAAP” means accounting principles generally accepted in the United States.

“Gleitsman” is defined in the preamble to this Agreement.

“Government” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any branch, agency or instrumentality of any such government or political subdivision or regulatory authority (including the military), or any federal, state, local or foreign court or arbitrator.

“Hire Date” is defined in Section 3.13(a).

“Hired Employees” is defined in Section 3.13(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Losses” is defined in Section 9.1.

“Indemnitee” is defined in Section 9.3(a).

“Indemnitor” is defined in Section 9.3(a).

“Indemnity Notice Period” is defined in Section 9.7(a).

“Independent Accountant” means a firm of independent registered certified public accountants acceptable to Buyer and the Company, which independent accounting firm shall not have been the primary accounting firm for any party hereto at any time during the two (2) year period prior to such selection (except as otherwise may be agreed to by Buyer and the Company).

“Intellectual Property” means: (i) all trademarks (registered or unregistered), service marks, brand names, trade names, and domain names; (ii) all patents, patent applications, continuations, continuations-in-part, divisionals and foreign counterparts in any jurisdiction; (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in Software, whether copyrighted, copyrightable or not; (iv) trade secrets, Technology and Confidential Information, and rights in any jurisdiction to limit the use or disclosure thereof by a third party, including such rights in inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; (v) any licenses, agreements and rights relating to any of the foregoing; and (vi) all registrations or applications for registration of any of the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application.

“Knowledge” means the actual knowledge of a particular fact or other matter of any of Thomas E. Gleitsman, Anthony E. Speiser, John Mulvenna, Michael J. Lins or Barry Trilla, each after due inquiry.

“Law(s)” is defined in Section 4.8.

“Lease” means any lease, sublease, license, easement, permit or agreement, including any amendment, supplement or modification thereto, for the leasing, use or occupancy of, or otherwise granting right in or relating to, the Leased Real Property, including any amendment, termination or modification thereof.

“Leased Real Property” is defined in Section 4.11(b).

“License” is defined in Section 4.19.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge, claim, easement, covenant, condition or restriction, lease, assignment, conditional sale or other title retention agreement, defect in title or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar liens arising or incurred in the ordinary course of business if the underlying obligations are not delinquent, (ii) liens for Taxes that arise solely by operation of law but are not yet due and payable, (iii) with respect to any parcel of Leased Real Property, rights of the landlord in any buildings, improvements, fixtures and/or equipment located on such Leased Real Property, and restrictions set forth in the applicable Lease in respect of such Leased Real Property, (iv) applicable building and zoning ordinances, or (v) any liens or imperfections of title which are matters of record; provided, that none of the foregoing will individually or in the aggregate impair the continued use and operation of the Acquired Assets or materially impair the value or marketability of the Acquired Assets , in each case, to the extent such Acquired Assets are used and operated in a manner consistent with the use and operation of such Acquired Assets by the Company immediately prior to Closing.

“Material Contract” is defined in Section 4.15.

“Minimum NAV” is defined in Section 2.8(a).

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company dated January 31, 2008.

“NAV”, or “Net Asset Value”, means the total assets of the Company included in the Acquired Assets reduced by the Assumed Liabilities (excluding the Assumed Liabilities referenced in Section 2.4(b)), in each case determined as of the Effective Time on a consolidated basis, but excluding goodwill and any Supplier Termination Amounts. For illustration purposes only, an example of the calculation of the Net Asset Value is attached hereto as Schedule 1.1(c). The NAV shall be determined (i) in a manner consistent with the Company’s Historical Accounting Policies and the calculation methodology set forth on Schedule 1.1(c), and (ii) pursuant to the procedures set forth in Section 2.8.

“Note” is defined in Section 2.7(a).

“Notice of Claim” is defined in Section 9.3(b).

“Owned Real Property” is defined in Section 4.11(a).

“Parent” is defined in the preamble to this Agreement.

“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Government or other entity of any kind.

“Proceeding” is defined in Section 4.12.

“Pro Rata Portion” means with respect to Gleitsman, fifty percent (50%), and with respect to Speiser, fifty percent (50%).

“Purchase Price” is defined in Section 2.6.

“Purchase Price Allocation Schedule” is defined in Section 2.9.

“Real Property” means the Owned Real Property and the Leased Real Property, collectively.

“Receivables” is defined in Section 4.10.

“Receiving Party” is defined in Section 3.6(b)

“Registration Rights Agreement” is defined in Section 8.6.

“Regulated Substance” means any substance, waste, material, pollutant, or contaminant regulated under Environmental Law or byproduct of the same, including the following: (i) petroleum and petroleum byproducts, including crude oil and any fractions thereof and additives thereto, and motor fuels (including ethanol, ethanol/petroleum blends, bio-fuels and bio-fuel petroleum blends); (ii) asbestos or lead-based paint; (iii) natural gas, synthetic gas and any mixtures thereof or additives thereto; (iv) radioactive substances; and (v) polychlorinated biphenyls.

“Related Party” is defined in Section 4.21.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migrating into the environment (including the abandonment or discarding of barrels, containers, underground storage tanks and other closed receptacles), whether or not required to be reported or otherwise addressed under any Environmental Law.

“Remedial Action” means to remediate, clean up, or otherwise address an Environmental Condition, including the defense of any Government or third-party Proceeding.

“SEC” means the Securities and Exchange Commission, and any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Party Indemnitees” is defined in Section 9.2.

“Seller Party” or “Seller Parties” are each defined in the preamble to this Agreement.

“Shareholders” is defined in the preamble to this Agreement.

“Software” means computer software or firmware in any form, including computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Speiser” is defined in the preamble to this Agreement.

“Supplier Termination Amounts” means contingent liabilities of the Company in respect of various upfront payments and reimbursements and volume based rebates, in each case, provided by the Company’s suppliers, which supplier upfront payments and reimbursements and supplier rebates may require repayment in the event specified brand commitment periods and/or volume thresholds are not met.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, foreign or domestic, including all federal, state, local, and other income, franchise, profits, value added tax, good and services tax, capital gains, capital stock, transfer, sales, use, fuel, local option, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax return), and all estimated taxes, deficiency assessments, additions to tax, penalties, and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

“Technology” means all inventions, works, discoveries, innovations, know-how, research and development, formulas, compositions, processes, techniques, data, designs, drawings, specifications, Software, network, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Terminated Party” is defined in Section 10.2(a).

“Terminating Party” is defined in Section 10.2(a).

“Termination Notice” is defined in Section 10.2(a).

“Territory” means the United States of America and Canada.

“Third-Party Claim” is defined in Section 9.3(c).

“Transaction” means the sale and purchase of the Acquired Assets and the other transactions contemplated hereby.

“Transfer Taxes” is defined in Section 3.10(b).

ARTICLE II

PURCHASE AND SALE

2.1 The Transaction. Upon the terms and subject to the conditions of this Agreement, the Company agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase, at the Closing, all of the Company’s right, title and interest in and to the Acquired Assets, free and clear of all Liens.

2.2 Acquired Assets. The term “Acquired Assets” means all right, title and interest in and to all of the assets of the Company (other than the Excluded Assets) used in or related to the conduct of the Business, including all of the Company’s right, title and interest in and to:

(a) all of the assets of the Company included in the line items of the Detailed Company Balance Sheet to the extent such assets are included under the column marked “World” in such balance sheet;

(b) all customer lists and supplier lists;

(c) the corporate names “Texor,” “Texor Petroleum Company,” “MinuteMan” and any other names currently used by the Company in the operation of the Business;

(d) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions;

(e) all Licenses, to the extent transferable under applicable Law;

(f) all Contracts set forth in Schedule 2.2(f) (the “Assumed Contracts”); provided, that in the event Buyer determines following the Closing that the Seller Parties failed to disclose a Material Contract in Schedule 4.15 in breach of the terms of Section 4.15, Buyer in its sole discretion shall determine whether or not such Material Contract shall be deemed an Acquired Asset for all purposes under this Agreement (if any such Material Contract is deemed to be an Acquired Asset by Buyer, such Material Contract shall also be deemed to be an Assumed Contract);

(g) all books and records, including operating data and records, shipping records, sale and purchase correspondence and files;

(h) all guaranties, warranties, indemnities and similar rights in favor of the Company with respect to any Acquired Asset;

(i) all telephone numbers;

(j) all internet domain names;

(k) all insurance policies of the Company that Buyer requests prior to the Closing that the Company transfer to Buyer, to the extent any such policies are transferable in accordance with their terms; and

(l) the assets set forth in Schedule 2.2(l).

2.3 Excluded Assets. The term “Excluded Assets” means:

(a) all of the assets of the Company included in the line items of the Detailed Company Balance Sheet to the extent such assets are included under the column marked “Texor” in such balance sheet;

(b) all interests of the Company in the Owned Real Property, together with all buildings, improvements, equipment and fixtures located thereon and appurtenances thereto;

(c) the buildings, improvements, equipment and fixtures located in the ordinary course of business on the Riverside, Illinois gas station property leased by the Company;

(d) all Leased Real Property, together with all of the Company’s right, title and interest in and to the buildings, improvements, equipment and fixtures located thereon and appurtenances thereto;

(e) all rights or interests of the Company in and with respect to any Employee Plan;

(f) all insurance policies of the Company;

(g) except for the Assumed Contracts, all rights of the Company under all Contracts;

(h) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Company with respect to the operation of the Business prior to the Closing;

(i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, original tax returns and other documents relating to the organization, maintenance and existence of the Company as a corporation;

(j) all claims for refunds of Taxes paid by the Company for periods ending prior to the Closing Date;

(k) all rights of the Company, and proceeds payable to the Company, under or otherwise related to this Agreement; and

(l) the assets set forth in Schedule 2.3(l).

2.4 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Buyer will assume and satisfy or perform when due only the following liabilities relating to the Acquired Assets (the “Assumed Liabilities”) but no others:

(a) all of the deposits, accounts payable, motor fuel taxes payable and other payables, liabilities or obligations of the Company included in the line items of the Detailed Company Balance Sheet to the extent such deposits, payables, liabilities or obligations are included under the column marked “World” in such balance sheet and included in the calculation of Net Asset Value;

(b) the liabilities of the Company with respect to payment and performance obligations that arise and become due and payable following the Closing under the Assumed Contracts; provided, that Buyer is not assuming any liabilities with respect to non-performance or breach of or default by the Company occurring prior to the Closing Date under any such Assumed Contracts;

(c) the liabilities and obligations of the Company under the Liens permitted in clauses (i) through (v) of the definition of Lien contained herein; and

(d) the liabilities and obligations of the Company in respect of the Supplier Termination Amounts.

2.5 Excluded Liabilities. Notwithstanding the provisions of Section 2.4 or any other provision hereof or any Schedule or Exhibit hereto and regardless of any disclosure to Buyer, Buyer shall not assume any liabilities, obligations or commitments of the Company, including liabilities, obligations or commitments relating to or arising out of the operation of the Business or the ownership of the Acquired Assets prior to the Closing, other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the foregoing, Excluded Liabilities shall include any liability arising out of (i) the occupancy, operation, use or control of any of the Real Property or any other real property leased, used or occupied by the Company in connection with the Business prior to the Closing; (ii) any real property or facility owned by a third Person to which Regulated Substances generated by the Business were located prior to the Closing; or (iii) the operation of the Business prior to the Closing, in each case arising under or imposed by any Environmental Law, including any Environmental Condition and any release or threatened release of any Regulated Substance on, in, at, to, beneath or from the Real Property or any other real property (including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any condition whatsoever on, in, at, under or in the vicinity of such real property.

2.6 Purchase Price. The aggregate purchase price for the Acquired Assets (the “Purchase Price”) shall be $104,000,000, subject to adjustment as provided in Sections 2.8.

2.7 Payment of Purchase Price. The Purchase Price shall be paid at Closing, as follows:

(a) Buyer shall deliver to the Company a promissory note (the “Note”) in the amount of $14,000,000 and in the form of Exhibit 2.7.

(b) Buyer, on behalf of the Company, shall pay that amount necessary to be paid to applicable lenders and other creditors of the Company in order to obtain clear title to the Acquired Assets free and clear of all Liens (such aggregate payoff amount to be approved by the Company and Buyer) directly to such lenders and other creditors in accordance with the payoff letters provided by such lenders and other creditors.

(c) Buyer shall pay the balance of the Purchase Price (the “Cash Payment”) to the Company by wire transfer of immediately available funds to an account designated by the Company. Notwithstanding the foregoing, upon no less than ten (10) days advance written notice to the Company, Buyer may elect in its sole discretion to pay up to $10,000,000 of the Cash Payment by delivering to the Company (or, if requested by the Company, its designees; provided, that any such designee represents and warrants to Buyer the matters set forth in Section 4.25 with respect to such designee; and provided, further, that the Seller Parties remain liable for any misrepresentation or breach of any such representation and warranty) that number of shares of Parent Common Stock equal in value to the amount of the Cash Payment Buyer elects to make in shares of Parent Common Stock. For purposes of determining the foregoing number of shares of Parent Common Stock, the amount of the Cash Payment Buyer elects to make in shares of Parent Common Stock shall be divided by the average of the closing price of a share of Parent Common Stock for each of the ten (10) trading days prior to the Closing Date. Any such shares issued to the Company (or its designees) shall consist of shares of Parent Common Stock that have not been registered under the Securities Act.

2.8 Determination of Net Asset Value.

(a) The Purchase Price assumes that, as of the Effective Time, the Net Asset Value will be $0 (the “Minimum NAV”).

(b) At least five (5) Business Days prior to the Closing Date, the Company shall submit to Buyer a written statement (derived from the information in the estimated Detailed Company Balance Sheet) which shall set forth in reasonable detail an estimate of the NAV (the “Estimated NAV”) as of the Effective Time, which Estimated NAV shall be calculated in a manner consistent with the Company’s Historical Accounting Policies. Commencing with the Company’s delivery of the Estimated NAV to Buyer, Buyer shall have full access to the books and records and personnel of the Company and the opportunity to consult with the Company for purposes of confirming or disputing the Estimated NAV. If Buyer shall disagree, in good faith, with any item set forth in the Estimated NAV, then Buyer and the Company shall work, in good faith, to reach agreement on such disputed items and the amounts as agreed to by Buyer and the Company shall be deemed the Estimated NAV. Notwithstanding the foregoing, Buyer’s agreement with the Estimated NAV shall not foreclose, prevent, limit or preclude any rights or remedy of Buyer set forth in this Agreement. If the Estimated NAV is less than the Minimum NAV, then the Purchase Price and the Cash Payment shall be reduced on a dollar-for-dollar basis by an amount equal to the difference between the Minimum NAV and the Estimated NAV and (ii) if the Estimated NAV is greater than the Minimum NAV, then the Purchase Price and the Cash Payment shall be increased on a dollar-for-dollar basis by an amount equal to the difference between the Estimated NAV and the Minimum NAV.

(c) Within sixty (60) days after the Closing Date, Buyer shall submit to the Company a written statement (derived from the information in the final Detailed Company Balance Sheet) setting forth in reasonable detail Buyer’s calculation of NAV as of the Effective Time, which calculation shall be performed using accounting policies consistent with the Company’s Historical Accounting Policies. Upon delivery of such written statement of Buyer’s calculation of NAV, Buyer and the Company shall work, in good faith, to agree upon the actual NAV as of the Effective Time. In the event that Buyer and the Company cannot agree on the amount of any item set forth in Buyer’s calculation of NAV within ninety (90) days after the Closing Date, the amount of any such disputed items shall be resolved by an Independent Accountant, and the amount of all other items shall be final, binding and conclusive on Buyer and the Company. The determination by the Independent Accountant, as set forth in a notice to be delivered to Buyer and the Company within thirty (30) days after the submission of the disputed items to the Independent Accountant (or such later period as may be required by the Independent Accountant), shall be final, binding and conclusive on Buyer and the Company. The Independent Accountant shall determine the party (i.e., Buyer or the Company, as the case may be) whose asserted position as to the amount of the disputed item is furthest from the determination of the amount of the disputed item by the Independent Accountant, which non-prevailing party shall pay the fees and expenses in connection with this Section 2.8.

(d) If the actual NAV, as finally determined pursuant to Section 2.8(c), is (i) less than the Estimated NAV, then the Company shall pay Buyer an amount equal to the difference between the Estimated NAV and the actual NAV or (ii) greater than the Estimated NAV, then Buyer shall pay the Company an amount equal to the difference between the actual NAV and the Estimated NAV. Any payment required by this subsection (d) shall be made (i) together with interest at the rate of 4% per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made, and (ii) within five (5) days after the date the actual NAV is finally determined, by wire transfer of immediately available funds.

2.9 Allocation of Purchase Price. Within sixty (60) days after the final determination of the Net Asset Value, Buyer shall provide the Seller Parties a schedule allocating the Purchase Price (and Assumed Liabilities that are liabilities for income Tax purposes) among the Acquired Assets and the covenant not to compete set forth in Section 3.8 (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and shall be reasonably acceptable to Buyer and the Seller Parties. Buyer and the Seller Parties shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price. Unless otherwise required by a determination of a Taxing authority that is final, Buyer and the Seller Parties agree for all Tax reporting purposes to report the Transaction in accordance with the Purchase Price Allocation Schedule and to not take any position during the course of any audit or other proceeding (whether administrative or judicial) inconsistent with such schedule.

2.10 Closing. The parties shall consummate the Transaction at a closing (the “Closing”) to be held on the first business day of the first calendar month commencing after the satisfaction of all of the conditions set forth in Articles VII and VIII hereof, or on such other date as may be mutually agreed upon by the parties hereto. The date of Closing is referred to herein as the “Closing Date”. The Closing shall: (a) take place at the offices of Buyer’s counsel in Chicago, Illinois, and at such time as may be mutually agreed upon by Buyer and the Seller Parties; and (b) be effective as of 11:59 p.m. Chicago time on the day preceding the Closing Date (the “Effective Time”).

ARTICLE III

ADDITIONAL AGREEMENTS

3.1 Deliveries at Closing. In addition to any other actions or deliveries required by other provisions of this Agreement, at the Closing, subject to payment of the Purchase Price and the assumption of the Assumed Liabilities in accordance with this Agreement, the Company shall execute and deliver such instruments of transfer for the Acquired Assets as shall be customary under applicable Law to vest in Buyer good title to the Acquired Assets, free of all Liens.

3.2 Further Assurances. The Seller Parties shall at any time and from time to time after the Closing Date, upon the request of Buyer, and without further consideration but at Buyer’s expense, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers and assurances as may reasonably be required for effectively completing the transfer of the Acquired Assets as contemplated hereby. In the event Buyer requests, the Company shall use commercially reasonable efforts prior to and after the Closing to designate Buyer as an additional insured party under the Company’s insurance policies. The Company shall provide Buyer reasonable advance notice of any intention by the Company or, to the extent known by the Company, any insurance company to terminate any of the Company’s insurance policies that are in effect as of the date hereof or as of the Closing.

3.3 Pre-Closing Cooperation. Each of the parties hereto shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transaction as promptly as reasonably practicable, including (a) satisfaction, unless waived by the party to whose benefit they would otherwise accrue, of the closing conditions set forth in Articles VII and VIII, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transaction or the performance of the obligations of any party hereto in connection therewith, (c) obtaining, delivering or effecting any waivers, modifications, permits, consents, approvals, authorizations, qualifications, notices, registrations and filings as are required in connection with the consummation of the Transaction, and (d) the execution and delivery of such instruments and the taking of such other actions, including the furnishing to each other party hereto of assistance or information, as the other party hereto may reasonably require in order to carry out the intent of the Transaction.

3.4 Post-Closing Cooperation and Services. Following the Closing Date, each of the Company and Buyer will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (a) the preparation of Tax returns as provided in Section 3.10, (b) the determination or enforcement of rights and obligations under this Agreement, (c) compliance with the requirements of any Government agency or authority, (d) the determination or enforcement of the rights and obligations hereunder of any Indemnitee, or (e) in connection with any actual or threatened action or proceeding. In addition to the foregoing, for a period of one year after the Closing Date, the Seller Parties may utilize the services of Buyer’s employees for the purpose of processing receipts and disbursements, performing general administrative services, and preparing any and all financial statements and tax returns of the Seller Parties in respect of periods prior to May 1, 2009, and such employees shall have full access to the books, records and other data relating to the Company’s operation of the Business prior to the Closing Date for the purpose of preparing such financial statements and tax returns; provided, that in no event shall Buyer have any responsibility or liability for the actions of such employees.

3.5 Antitrust Filings.

(a) Within ten (10) Business Days following the date hereof, the Company and Buyer shall each make such premerger filings with the Antitrust Authorities as may be required under the Antitrust Laws concerning the Transaction. From the date of such filing until the Closing Date, the Company and Buyer shall file all reports or other documents required or requested by the Antitrust Authorities under the Antitrust Laws, or otherwise and will comply promptly with any requests by the Antitrust Authorities for additional information concerning the Transaction, so that the waiting period specified in the Antitrust Laws will expire or terminate as soon as reasonably possible after the execution and delivery of this Agreement. Buyer shall pay all application fees required in connection with any filing required under the Antitrust Laws. Buyer and the Company agree to use commercially reasonable efforts to insure that any applicable waiting periods imposed under the Antitrust Laws terminate or expire as early as practicable.

(b) The Company and Buyer shall cause their respective counsel to furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the Antitrust Laws. To the extent not prohibited by Law, the Company and Buyer will cause their respective counsel to supply to each other copies of all correspondence, filings or written communications by or to such party or its affiliates with or from any Government or staff members thereof, with respect to the Transaction, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same documents or information submitted in response to any request for additional information or documents pursuant to the Antitrust Laws which reveal the Company’s or Buyer’s negotiating objectives or strategies or purchase price expectations.

3.6 Public Announcements; Confidentiality.

(a) The parties will consult with each other before issuing any press releases or otherwise making any public statement with respect to this Agreement or the Transaction and will not issue any such press release or make any such public statement prior to such consultation unless the same is mutually satisfactory to all parties, except as may be required by Law or by the rules and regulations of any securities exchange.

(b) In connection with the Transaction, one or more of the parties hereto, or their Agents (collectively, the “Receiving Party”) may receive Confidential Information regarding the other party or parties or their subsidiaries (collectively, the “Disclosing Party”). No Receiving Party shall: (i) disclose or reveal any Confidential Information of the Disclosing Party to any Person other than those of their Agents who clearly need such information to actively and directly participate in the evaluation of the Transaction (and such Agents will be directed to maintain the information confidential), or (ii) use such Confidential Information for any purpose other than evaluating the Transaction. Each Receiving Party will cause its Agents to comply with the foregoing restrictions, and will be responsible for any breach of the terms of this Agreement by its Agents.

(c) The provisions of this Section 3.6 shall survive, and remain in effect after, any termination of this Agreement. Notwithstanding the foregoing, following consummation of the Closing, the provisions of Section 3.6(b) shall no longer apply to Buyer.

3.7 Third Party Consents. To the extent that the Company’s rights under any Contract, License or other asset to be assigned to Buyer under this Agreement may not be assigned without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Company shall use all reasonable efforts to obtain any such required consent(s) as promptly as reasonably possible; provided, however, that any such Contract listed on Schedule 2.2(f) shall constitute an Assumed Contract regardless of whether or not such consent has been obtained unless such Contract is set forth on Schedule 3.7. If any such consent shall not be obtained prior to the Closing Date, the Company, to the maximum extent permitted by Law, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Nothing in this Section 3.7 shall be deemed a waiver by Buyer of its right to have received on or before the Closing an effective assignment of all of the Acquired Assets (except as provided below) nor shall this Section 3.7 be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 2.2.

3.8 Covenant Against Competition.

(a) For a period of seven (7) years following the Closing Date, no Seller Party will, for its or his own account or jointly with another, directly or indirectly, for or on behalf of any Person (other than Buyer and its subsidiaries and affiliates), as principal, employee, consultant, owner, partner, agent or otherwise:

(i) own, control, manage, be employed by, consult with, or otherwise participate in, any business involved in any aspect of the Business anywhere in the Territory; provided, that the Company may continue to hold its existing equity interest in Maxum Petroleum Holdings Inc., so long as the Company is a passive investor with respect to such entity and does not take any role in the management or operation of such entity or acquire any additional equity interests in such entity (other than by means of a stock dividend);

(ii) recruit, induce, solicit for employment, or employ, or in any manner attempt to recruit, induce, solicit or employ, any Hired Employee (except for (A) Hired Employees who are not parties to an employment/severance agreement with Buyer at Closing so long as such employees have not been employed by Buyer or any of its affiliates for a period of one year, (B) Hired Employees (other than John Mulvenna, Michael J. Lins, Barry Trilla and Matthew Speiser) who are parties to an employment/severance agreement with Buyer at Closing so long as such employees have not been employed by Buyer or any of its affiliates for a period of two years, (C) Laura Mulvenna and Matthew Speiser, and (D) John Mulvenna in the event that at any time after the date that is three years after the Closing Date he is no longer employed by Buyer or its affiliates, excluding as a result of the resignation by such individual (other than as a result of Buyer’s failure to offer him employment on at least as favorable terms) or the termination of his employment by Buyer for cause, in which event, only after a period of two years after such resignation or termination, but in no event prior to the date that is three years after the Closing Date);

(iii) solicit, contact or deal with: (1) any Person that is, or during the five-year period preceding the Closing Date was, a customer of the Company or such customer’s successors or assigns, in each case for the purpose of providing services or products which are competitive with the Business, or (2) any Person from whom the Company solicited business at any time during the two-year period preceding the Closing Date, or any such Person’s successors or assigns, in each case for the purpose of offering or providing services or products which are competitive with the Business;

(iv) cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any agreement or arrangement of any kind known by such Seller Party, including any Assumed Contract, to which Buyer or any of its subsidiaries or affiliates is a party or from which any of them benefits; or

(v) seek to interfere with or adversely affect the ongoing relationships between Buyer or any of its subsidiaries or affiliates, on the one hand, and their respective suppliers and customers, on the other hand.

(b) Notwithstanding the foregoing, the restrictions in Section 3.8(a) shall not prohibit any Seller Party’s ownership, acquisition, sale or lease of the Real Property, any other property leased or subleased to Buyer in connection with this Transaction, and any other retail gasoline outlet, car wash and convenience store properties; provided, that: (i) such properties or the operating rights for the businesses conducted thereon are held solely for investment purposes and no Seller Party is directly involved in the day-to-day operation of such businesses; (ii) such properties (other than the Owned Real Property and any other property leased or subleased to Buyer in connection with this Transaction) are not located within a two (2) mile radius of any retail gasoline outlet, car wash or convenience store owned or operated by Buyer or any of its affiliates (it being agreed that such determination shall only be made on the acquisition date of such property by the applicable Seller Party), other than (A) in the case of any car wash location that does not include a retail gasoline outlet or convenience store, such location is not within a two (2) mile radius of any property owned or operated by Buyer or its affiliates that includes a car wash (whether stand-alone or in combination with a retail gasoline outlet and / or convenience store) and (b) with respect to the Company’s potential acquisition of a car wash located at 5500 S. Lincoln (Route 53) in Lisle, Illinois, provided that the Company provides Buyer with a right of first offer to lease the property and operate it as a car wash; and (iii) the Seller Parties shall provide Buyer with a right of first refusal with respect to the acquisition, sale or lease of any such properties and the operating rights for the businesses conducted thereon, except with respect to (X) the Lisle, Illinois location referenced in subsection (ii) above, which is governed by the provisions of subsection (ii), (Y) transfers to affiliates or family members (provided, that any such affiliate or family member agrees to be bound by the right of first refusal described above with respect to any subsequent acquisition, sale or lease) and (Z) the Company’s Wheaton, Illinois retail gasoline outlet.

(c) Each Seller Party recognizes the importance of the covenants contained in this Section 3.8 and acknowledges that, based on its or his past experience, and the projected expansion of Buyer’s business throughout the Territory, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of Buyer’s legitimate business interests, including the trade secrets, goodwill and relationships with customers and suppliers purchased by Buyer pursuant to this Agreement; and (iii) not unduly restrictive of any rights of any Seller Party. Each Seller Party acknowledges and agrees that the covenants contained in this Section 3.8 are essential elements of this Agreement and that but for these covenants Buyer would not have agreed to purchase the Acquired Assets. The existence of any claim or cause of action against Buyer by any Seller Party, whether predicated on Buyer’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants contained in this Section 3.8.

(d) Each Seller Party acknowledges that the success of Buyer’s business after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by the Seller Parties, that the preservation of the confidentiality of such information by the Seller Parties is an essential premise of the bargain between the Seller Parties and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 3.8. Accordingly, each Seller Party hereby agrees with Buyer that such Seller Party and its Agents will not, at any time on or after the Closing Date, directly or indirectly, without the prior consent of Buyer, disclose any Confidential Information regarding the Acquired Assets or the Business, or use such Confidential Information for any purpose other than the performance of any Seller Party’s duties as an employee of Buyer. Each Seller Party agrees that it will be responsible for any breach or violation of the provisions of this Section 3.8 by any of its Agents.

(e) If any Seller Party commits a breach or threatens to commit a breach of any of the provisions of this Section 3.8, Buyer shall have the right and remedy, in addition to any others that may be available, at law or in equity, to: (i) have the provisions of this Section 3.8 specifically enforced by any court having equity jurisdiction, through injunctive or other relief, it being acknowledged that any such breach or threatened breach will cause irreparable injury to Buyer, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Buyer; and (ii) collect all costs of enforcement of this Agreement, including reasonable attorney’s fees and costs, from the Seller Party who breaches such covenants.

(f) If any covenant contained in this Section 3.8, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

3.9 Due Diligence; Exclusivity. From and after the date hereof and until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with Article X:

(a) Buyer and its representatives may make such examinations and inspections of the Company and its facilities, books, records and systems as Buyer may reasonably require to analyze their financial condition, properties, legal matters, business and affairs, so long as such examinations occur during normal business hours and do not unreasonably interfere with the conduct of the Business. Without limiting the generality of the foregoing, the Company shall: (a) provide access to such employees of the Company as Buyer may reasonably request, and (b) cause the Company’s officers, directors, employees and accountants (collectively, “Agents”) to cooperate with Buyer in its investigations and to make their files and work papers available to Buyer.

(b) Neither any Seller Party nor any of its Agents shall, directly or indirectly, (i) solicit, initiate or encourage submission of, or accept or agree to, any proposal or offer from any Person relating to any acquisition of the capital stock of the Company, any material portion of the assets of the Company, any merger or consolidation with or involving the Company, or any other similar transaction or business combination involving the Company or its business (an “Acquisition Proposal”); or (ii) participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or facilitate any effort or attempt by any other Person to effect or seek an Acquisition Proposal.

3.10 Tax Matters.

(a) Buyer and the Company shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax return or any audit or other proceeding relating to Taxes. Buyer and the Company shall retain for the full period of any statute of limitations, and provide the other access to, any records or information which may be relevant to Taxes of the Company for the period prior to the Closing.

(b) Buyer and the Company shall each be responsible for one-half of any and all transfer, sales, use, purchase, value added, excise, real property, stamp or similar taxes (“Transfer Taxes”) imposed on or resulting from the transfer of any Acquired Assets pursuant to this Agreement (including any Transfer Taxes imposed on Buyer) and any other out-of-pocket costs and expenses that directly result from the transfer of the Acquired Assets to Buyer pursuant to the terms of this Agreement. The Company shall file all necessary Tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Buyer will join in the execution of any such Tax returns and other documentation.

(c) If a period for Taxes related to the Acquired Assets or Designated Employees begins before and ends after the Closing Date, the parties agree that the Taxes attributable to the period ending on or before the Closing Date shall constitute Taxes of the Company and be appropriately classified as Excluded Liabilities, and the parties agree to use the following conventions to determine the amount of Taxes that are attributable to the period ending on or before the Closing Date:

(i) in the case of income Taxes, capital Taxes, Taxes imposed on the transfer of property or Taxes imposed on payments to third parties (including wages), the amount attributable to the portion of the period ending on the Closing Date shall equal the amount of such Taxes that would be paid for such period if the period closed at the end of the Closing Date and the parties used a “closing of the books methodology”; and

(ii) in the case of all other Taxes (including property Taxes), the amount attributable to the portion of the period ending on the Closing Date shall equal the amount of Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(d) Notwithstanding anything to the contrary contained herein or any lease in respect of the Real Property leased to Buyer by any Seller Party or any third party in connection with the Transaction, Buyer shall be responsible for the timely payment of all property Taxes for periods prior to the Closing in respect of the Real Property leased to Buyer in connection with the Transaction to the extent such property Taxes were included in the calculation of Net Asset Value. Buyer and the Seller Parties hereby agree to reconcile the amount of property Taxes included in the calculation of Net Asset Value with the actual amount of such property Taxes promptly after the actual amount of such property Taxes is known (and any deficient or excess amount shall promptly be paid by the applicable party to the other party).

3.11 Bulk Transfer Laws. Buyer hereby waives compliance by the Company with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Buyer. Sellers agree to indemnify and hold harmless Buyer from and against any and all Indemnified Losses that may be asserted by third parties against Buyer as a result of noncompliance with any such bulk transfer law.

3.12 Change of Corporate Name. The Company acknowledges and agrees that all of its rights in and to, and ownership of, the names “Texor,” “Texor Petroleum,” “MinuteMan” and any names substantially similar thereto shall be transferred hereunder to Buyer. From and after the Closing, the Company shall be prohibited from using such names, except as necessary to effect the change of the corporate name of the Company or to evidence that such change has occurred. Promptly following the Closing, the Company shall have filed all documents with the appropriate governmental authorities in the State of Illinois, and such other states as the Company is so qualified and registered, to change the name of the Company to a name which does not contain the word “Texor,” “Texor Petroleum” or any other substantially similar word.

3.13 Employee Matters.

(a) Buyer shall offer employment to all the employees of the Company listed on Exhibit 3.12(a), which offer of employment shall be on substantially the same terms provided by the Company to such employees immediately prior to the date hereof (the “Designated Employees”). All Designated Employees to whom Buyer makes an offer of employment and who accept employment with Buyer will become employees of Buyer (the “Hired Employees”) effective as of the Closing Date (the “Hire Date”). The Company agrees that it will assist Buyer in communicating such offers of employment to the Designated Employees and arranging for Buyer to meet with such employees regarding the offers. The Company shall remain responsible for all obligations and liabilities with respect to Designated Employees who decline Buyer’s offer of employment and employees of the Company not listed on Exhibit 3.12(a).

(b) Each Hired Employee shall be given credit for his or her period of service with the Company under each of Buyer’s employee benefit plans, programs, policies, arrangements and agreements for purposes of all participation and vesting service requirements. Each such Hired Employee shall, with respect to any of Buyer’s plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid to date in the plan year as of the Closing Date under comparable plans or programs maintained by the Company prior to the Closing Date. Each Hired Employee and eligible dependent who, at the Closing Date, was participating in an employee group health plan maintained by the Company shall not be excluded from Buyer’s employee group health plan or limited in coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation.

(c) The Company shall retain responsibility for all of the Employee Plans. The Company shall retain responsibility for all liability for any health care continuation coverage or notice requirement under Section 4980B of the Code and Part G of Subtitle B of Title 1 of ERISA arising on or before the Closing Date with respect to any Employee Plan, and Buyer shall be responsible for any such health care continuation coverage or notice requirements arising with respect to any Hired Employee after the Closing Date.

(d) The provisions of this Section 3.13 are a covenant between Buyer and the Company and shall not, in any manner, create any contractual right of employment for any employee of the Company.

3.14 Receivables. In the event a Receivable for which the Seller Parties have made an indemnification payment to Buyer pursuant to Section 9.1(c) is subsequently collected by Buyer within three years after the Closing Date, then Buyer shall promptly pay the Company the amount of such Receivable, less any third party collection related expenses (including attorneys’ fees). Buyer agrees to use commercially reasonable efforts consistent with the Company’s past practices to collect such Receivables, which may include litigation. For purposes of applying collections by Buyer, all collections received from a customer which are not specifically identified for application to specific invoices or accounts shall be applied first to the oldest components of specific Receivables of such customer.

3.15 Notice of Developments. The Seller Parties, on the one hand, and Buyer and Parent, on the other hand, shall give prompt written notice to each other of any development causing a breach of any of their respective representations and warranties contained in this Agreement, and of any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. No disclosure by any party pursuant to this Section 3.16, however, shall be deemed to amend or supplement the schedule referred to in such representation or warranty or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

3.16 Guaranty of Buyer Obligations. Parent hereby unconditionally guarantees to each Seller Party the full and timely payment and performance by Buyer of all of the obligations, liabilities and agreements of Buyer under the Note and this Agreement, including, without limitation, Buyer’s payment obligations under the Note, Sections 2.7 and 2.8 of this Agreement and Article IX of this Agreement. The foregoing guarantee shall include the guarantee of the payment of all Indemnified Losses which might become recoverable as a result of the nonperformance of any of the obligations, liabilities or agreements so guaranteed or as a result of the nonperformance of this guarantee. The Seller Parties may, at their option, proceed directly against Parent for the payment and performance of any obligation, liability or agreement of Buyer guaranteed by Parent hereunder, without first proceeding against Buyer or against any of its properties. Parent further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, liability or agreement, any assumption of any such guaranteed obligation, liability or agreement by any other party or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor, and Parent hereby waives all special suretyship defenses and notice requirements.

3.17 Non-Disturbance Agreements for Leases. The Company shall use commercially reasonable efforts to procure and deliver to Buyer an executed non-disturbance agreement, in form and substance satisfactory to Buyer, from each lender of any landlord with a security interest in the Leased Real Property. In the event the Company is unable to procure any such non-disturbance agreement prior to the Closing Date, the Company shall continue to use commercially reasonable efforts after the Closing Date to procure such non-disturbance agreement.

3.18 Automobile Allowance. Buyer agrees to provide each Hired Employee that is not a party to a written employment agreement with Buyer an automobile allowance equal to the amount shown opposite such individual’s name on Schedule 3.18 (plus $100 per month) until the expiration of the current remaining term of the related lease agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

To induce Buyer to enter into this Agreement and to consummate the Transaction, the Seller Parties represent and warrant to Buyer as follows:

4.1 Organization; Compliance. The Company is: (i) a corporation duly organized, validly existing and in good standing under the Laws of Illinois; and (ii) duly qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to result in a Company Material Adverse Effect. Schedule 4.1 lists all locations where the Company has an office, branch or place of business or maintains any assets regularly used in the Business, and describes the nature of the ownership interest in such property (e.g., fee, lease, or other). The Company has all requisite corporate power and authority to carry on the Business and to own and use the assets and properties owned and used by it.

4.2 Ownership. The outstanding shares of capital stock of the Company are beneficially owned as set forth in Schedule 4.2. Except as set forth in Schedule 4.2, there are no (a) outstanding securities convertible or exchangeable into shares of capital stock of the Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase, exchange or register any shares of its capital stock; or (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of its shares of capital stock or the disposition of its assets. The Company does not own any interest in any corporation, partnership or other entity.

4.3 Execution; No Inconsistent Agreements; Etc.

(a) The execution and delivery of this Agreement, and the performance of the Transaction, have been duly and validly authorized, approved and executed by each Seller Party, and this Agreement is a valid and binding agreement of each Seller Party, enforceable against each Seller Party in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by the Seller Parties does not, and the consummation of the Transaction will not: (i) constitute a breach or violation of the charter or by-laws of the Company, (ii) constitute a default or require any payment under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture or other Contract to which the Company is a party, or to which any of the Acquired Assets is subject, or by which the Company or any of the Acquired Assets is bound, (iii) result in the imposition of any Lien on any of the Acquired Assets, or (iv) constitute a violation of any Law applicable to any Seller Party.

(c) Except as otherwise described in Schedule 4.3(c), none of the Seller Parties is obligated to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Person (including any vendor, customer, lender, lessor or Government) as a result of the execution of this Agreement or the consummation of the Transaction.

4.4 Financial Statements.

(a) The Company has delivered to Buyer: (i) the unaudited consolidated balance sheets of the Company as of December 31, 2006 and 2007 and January 31, 2008 and

(ii) the unaudited consolidated statements of income, changes in shareholders equity and cash flows of the Company for the fiscal years ended December 31, 2006 and 2007 and the one-month period ended January 31, 2008 (all of the foregoing are hereinafter collectively referred to as the “Financial Statements”).

(b) The Company will furnish to Buyer, at the Company’s expense, unaudited interim consolidated financial statements (balance sheet, statement of income, changes in shareholders equity and cash flows) for each month subsequent to December 2007, up to the Closing Date, as soon as reasonably practicable but in any event within twenty-five (25) days after the close of any such month, and such financial statements will be prepared on a basis consistent with the Financial Statements and deemed incorporated into the definition of “Financial Statements” for all purposes under this Agreement.

(c) Except as otherwise described in Schedule 4.4(c), the Financial Statements, and any other financial statements delivered to Buyer pursuant to this Section 4.4: (i) have been and will be prepared in accordance with GAAP, consistent with past practices (to the extent such past practices are consistent with GAAP); (ii) fairly reflect and will fairly reflect the consolidated financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods then ended; and (iii) do not and will not fail to disclose any material or out-of-period items. Except as set forth in Schedule 4.4(c), the Company’s Historical Accounting Policies are in compliance with GAAP.

(d) The Company makes and keeps accurate books and records reflecting the assets and liabilities of the Company.

(e) As of January 1, 2008, the Company had $14,905,000 of Supplier Termination Amounts ($1,245,000 of which is attributable to retail locations that will be leased to, and operated by, Buyer in connection with the Transaction and $10,244,000 of which is reimbursable to the Company by dealers/operators). The Company does not have as of the date hereof, and will not have as of the Closing Date, Supplier Termination Amounts in an amount greater than twenty percent (20%) of the Supplier Termination Amounts as of January 1, 2008.

4.5 Liabilities. Except as set forth in Schedule 4.5, the Company does not have any debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise (other than obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of the Business, in any case, which the Company is not in breach or default under), except those reflected on the Most Recent Balance Sheet, including any notes thereto and (ii) current liabilities not reflected in the Most Recent Balance Sheet which have arisen in the ordinary course of business since February 29, 2008 and which will be included in the calculation of Net Asset Value.

4.6 Absence of Changes. From December 31, 2007 to the date of this Agreement:

(a) there has not been any adverse change in the business, assets, liabilities, results of operations or financial condition of the Company, other than changes in the normal and ordinary course of business, none of which, singularly or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; and

(b) the Company has complied with the covenants and restrictions set forth in Article VI as if such covenants and restrictions had been in effect from December 31, 2007 to the date hereof.

4.7 Assets and Properties.

(a) Except as set forth in Schedule 4.7(a), the Company has, and on the Closing Date will have, good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Liens. The Company has the right to convey, and upon the transfer of the Acquired Assets to Buyer at the Closing, the Company will have conveyed good title and interest in and to the Acquired Assets, free and clear of all Liens. Except as set forth in Schedule 4.7(a), no shareholder of the Company owns or leases any assets or properties used or held for use in the conduct of the Business.

(b) Except for the Excluded Assets, the Acquired Assets comprise all of the assets, properties or rights used in or related to the Business and necessary to permit Buyer to conduct the Business following the Closing in substantially the same manner as conducted by the Company as of the date hereof. All such assets are suitable for the purposes for which they are being used and for which they will be used as of the Closing Date, and are in good operating condition and repair, ordinary wear and tear excepted.

4.8 Compliance With Law; Regulatory Matters. The Company and the conduct of the Business are, and in the past five (5) years have been, in compliance in all material respects with any applicable foreign, federal or state law, regulation, ordinance, order, License, rule, judgment, injunction or other restriction or ruling of any Government (hereinafter collectively referred to as “Law” or “Laws”).

4.9 Taxes.

(a) The Company has complied in all material respects with all Laws relating to Taxes and has duly and timely filed all Tax returns that were due. All such returns are true, correct, and complete in all material respects and were timely prepared and filed in accordance with applicable Law, except as scheduled. Except as set forth in Schedule 4.9(a), all Taxes due and payable with respect to any returns (whether or not shown as payable), or otherwise due and payable by the Company, have been timely paid to the appropriate authority. There are no existing liens for Taxes on any of the Acquired Assets (except for liens for Taxes that are not yet due and payable). There are no material unpaid assessments for Taxes.

(b) The Company has withheld all required amounts from payments to any shareholders, creditors, nonresidents, independent contractors, employees and other persons and timely remitted such amounts (and all employment Taxes of the Company related to amounts paid to employees and independent contractors) to the proper agencies in accordance with applicable Laws.

(c) The Company has no obligation for Taxes pursuant to any Contract that Buyer is assuming pursuant to this Agreement or as a result of the Transaction. The Company has not extended any statute of limitations relating to Taxes which Buyer is assuming under this Agreement or pursuant to applicable Law. No audits or other proceedings are pending, ongoing, to the Knowledge of the Company, or threatened with respect to any Taxes of the Company. The Company is not liable for Taxes of any other Person as a result of transferee liability, successor liability, joint liability, several liability (including pursuant to Treasury Regulation section 1.1502-6 or an analogous provision of state, local, or foreign law), pursuant to a Contract, or otherwise.

4.10 Accounts Receivable. All accounts, debts and commissions receivable of the Company (collectively, “Receivables”) that are or will be reflected on the accounting records of the Company as of the date hereof and as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such Receivables will be, as of the Closing Date, collectible net of the reserves shown on the Detailed Company Balance Sheet (which reserves are adequate and calculated in accordance with past practice, and in the case of the reserve reflected as of the Closing Date, will not represent a materially greater percentage of Receivables than the reserve reflected in the Most Recent Balance Sheet). The Receivables are subject to no valid contest, claim, defense or right of setoff (in any material amount) of any debtor. Schedule 4.10 contains a complete and accurate list of all Receivables as of January 31, 2008, which list sets forth the aging of each such Receivable.

4.11 Real Property.

(a) Schedule 4.11(a) sets forth a true and complete list of each parcel of real property owned by the Company and used or held for use in the conduct of the Business (together with all buildings, fixtures and improvements erected thereon and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”), showing the record title holder and legal address with respect to such Owned Real Property. Except as set forth in Schedule 4.11(a), the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b) Schedule 4.11(b) sets forth a true and complete list of each parcel of real property, other than the Owned Real Property, that is leased, subleased or licensed to, or otherwise used or occupied by, the Company in the conduct of the Business (together with all of the rights and privileges thereto under the Leases, collectively, the “Leased Real Property” and the Leases relating thereto.

(c) None of the Real Property, nor any portion thereof nor interest therein, is affected by or the subject of any pending, contemplated or, to the Knowledge of the Company, threatened condemnation, expropriation or other proceeding in eminent domain.

(d) The Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road. With respect to each Lease: (i) the Company has a valid interest or estate in such Lease, free and clear of all Liens; (ii) such Lease is in full force and effect, valid and enforceable against the Company in accordance with its terms; (iii) the

Company is not in receipt of any notice of default pursuant to such Lease, no rentals are past due and no condition exists that is or could be a default by any party under such Lease; and (iv) the Closing will not affect the enforceability of such Lease or the rights of Buyer to the use and possession of the Leased Real Property for the conduct of Business from and after the Closing (to the extent used and possessed by the Company in the operation of the Business).

4.12 Contingencies. Except as disclosed on Schedule 4.12, there are no (and there have not been in the past three years any) actions, suits, controversies, charges, investigations, claims or proceedings (each, a “Proceeding”) pending, or, to the Knowledge of the Company, threatened, against, by or affecting, the Company, in any court or before any arbitrator or governmental agency, and to the Knowledge of the Company, there does not exist any basis therefor. No order, writ, judgment, injunction, decree, stipulation, ruling or determination entered by or with any Government has been issued which adversely affects the Company or the Business. There is no Proceeding which the Company presently intends to initiate.

4.13 Inventories; Products. None of the products sold or otherwise distributed by the Company prior to the Closing Date, nor any of the inventory of the Company, is or shall be, nor does the Company have Knowledge that any Person has claimed the same to be: (a) not in compliance with customary trade standards for such products in the markets in which they were sold, or the terms of any Contract governing the sale of such product; or (b) defective in specification, material, content, function or otherwise. The Company has not given and shall not give any express written warranty with respect to any goods or products sold or services performed prior to the Closing Date, except for the product warranties described in Schedule 4.13. Schedule 4.13 sets forth each location at which any material portion of the inventory of the Company is held or otherwise stored.

4.14 Intellectual Property and Technology.

(a) Schedule 4.14(a) sets forth a list of all material Intellectual Property that is necessary to conduct the business of the Company as currently conducted and specifies, with respect to each such item, whether it is owned or licensed by the Company. The Company owns or has the right to use, pursuant to a valid and enforceable written license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the Business as presently conducted. All owned Intellectual Property set forth in Schedule 4.14(a) is owned free and clear of all Liens.

(b) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Person. The Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any Person), and to the Knowledge of the Company, there does not exist any basis for any such claim or demand. To the Knowledge of the Company, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Company.

(c) Schedule 4.14(a) identifies each patent and/or registration that has been issued to the Company with respect to any of the Intellectual Property, identifies each pending patent application and/or application for registration that the Company has made with respect to any of the Intellectual Property, and identifies each license, sublicense, agreement, or other permission that the Company has granted to any third party with respect to any of the Intellectual Property. The Company has made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

4.15 Material Contracts. Schedule 4.15 contains a list of all existing material Contracts of the Company, including all employment and consulting contracts, commission agreements, agency agreements, exclusivity agreements, non-competition agreements, union contracts, leases, indemnification agreements, derivatives Contracts, notes, bonds, mortgages, loan and security agreements, customer agreements, agreements with fuel suppliers and service and support vendors, Government Contracts, franchise and distributor agreements, requirements Contracts, partnership, joint venture or similar agreements, agreements involving sales, mergers or acquisitions, Software and Technology licenses, and any other Contract which involves payments of more than $75,000 or has a term or requires performance over a period of more than one year (each a “Material Contract”, and collectively the “Material Contracts”). The Company has made available to Buyer a true, correct and complete copy of each Material Contract and a complete summary of the principal terms of each oral contract on the aforesaid list. Except as disclosed in Schedule 4.15, (i) the Company has performed all obligations to be performed by it under all Material Contracts to which it is a party or by which it is bound; (ii) no condition exists or has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under or accelerate the maturity of, or otherwise modify, any such Material Contract; and (iii) all such Material Contracts are legally binding, enforceable, and in full force and effect, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at Law or in equity). To the Knowledge of the Company, no default exists under any of the Material Contracts and no party to any of the Material Contracts has claimed a default under any of the Material Contracts.

4.16 Insurance. Schedule 4.16 contains a complete list of all policies of insurance presently maintained by the Company (each a “Company Policy”, and collectively the “Company Policies”), all of which are in full force and effect. The Company will maintain all such policies in full force and effect through the Closing Date; all premiums due on the Company Policies have been paid; and such policies provide coverage to insure all of the property and business of the Company against such risks and in such amounts as are prudent and customary in the communities where the such property is located in light of the business and current use of such property. The Company has made available to Buyer a true, correct and complete copy of each Company Policy. Except as disclosed in Schedule 4.16, (a) no insurer has denied the coverage of any claim under any Company Policy, and (b) no insurer has provided any notice of cancellation or any other indication, and to the Knowledge of the Company there is no reason to believe, that any insurer plans to cancel any Company Policy or materially raise the premiums or materially alter the coverage under any Company Policy in a manner adverse to the Company.

4.17 Employment and Labor Matters.

(a) Schedule 4.17(a) contains a complete and accurate list of the following information for each employee of the Company (including each employee on leave or disability status): name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any benefit plans, including any stock option, stock ownership, retirement, pension, insurance, welfare or other benefit plans. To the Knowledge of the Company, no such employee intends to discontinue his or her employment with the Company after the date hereof. The Company is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization. There is no organizational effort currently being made or, to the Knowledge of the Company, threatened by, or on behalf of, any labor union to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union. The Company has complied in all material respects with all Laws applicable to persons employed in connection with the Business, including Laws relating to wages, hours, health and safety, payment of social security withholding and other taxes, maintenance of workers’ compensation insurance, labor and employment relations and employment discrimination.

(b) With respect to the Company and its employees: (i) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none currently exists or, to the Knowledge of the Company, is threatened; (ii) there is no workers’ compensation liability, claim or controversy pending or, to the Knowledge of the Company, threatened; and (iii) there is no employment-related charge, complaint, claim, grievance, investigation, inquiry or controversy of any kind pending or, to the Knowledge of the Company, threatened, relating to an alleged violation or breach by the Company (or its officers or managers) of any Law or Contract.

4.18 Employee Benefit Matters.

(a) Except as disclosed in Schedule 4.18(a), the Company does not provide, nor is it obligated to provide, directly or indirectly, any benefits for employees, including any pension, profit sharing, stock option, retirement, bonus, hospitalization, health, insurance, severance, vacation or other employee benefits under any practice, agreement or understanding (collectively the “Employee Plans”). Each Employee Plan required to be disclosed in Schedule 4.18(a) has been established, maintained, funded and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Laws. Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the Internal Revenue Service. The Company and each member of its controlled group determined under Sections 414(a), (b) or (m) of the Code do not maintain, participate in or contribute to, nor have any of them ever maintained, participated in or contributed to, any Multiemployer Plan (as defined in Section 414(f) of the Code) or any “pension plan” (as defined in Section 3(2) of ERISA) that is or has ever been subject to Title IV of ERISA or Section 302 of ERISA. No event has occurred and no condition exists that would subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws in connection with the Employee Plans.

(b) Except as set forth in Schedule 4.18(b), no Employee Plan exists that, as a result of the execution of this Agreement or the consummation of the Transaction (whether alone or in connection with any subsequent event(s)), would: (i) result in severance pay, termination indemnity or any similar payment or any increase in compensation, severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Employee Plans, (iii) result in payments which would not be deductible under Section 280G of the Code, or (iv) not comply with Section 409A of the Code.

(c) There is no charge, complaint, claim, grievance, investigation, inquiry or controversy of any kind, pending or, to the Knowledge of the Company, threatened, in any forum, relating to an alleged violation or breach by the Company (or its officers or managers) of any Employee Plan, or any Law or Contract applicable thereto.

(d) With respect to each Employee Plan, the Company has made available to Buyer a true, correct and complete copy of each writing constituting a part of such Employee Plan and the current summary plan description and any material modifications thereto. Except as specifically provided in the foregoing documents delivered to Buyer, there are no amendments to any Employee Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Employee Plan.

4.19 Possession of Franchises, Licenses, Etc. The Company possesses all franchises, certificates, fuel and excise tax exemptions or certificates, fuel import or export licenses, licenses, permits, registrations and other authorizations (hereinafter individually referred to as a “License”, and collectively referred to as “Licenses”) from the jurisdictions where it is organized or conducts business, and from all foreign and domestic governmental authorities, political subdivisions or regulatory authorities, that are necessary for the ownership, maintenance and operation of the Business and its properties and assets, except for such Licenses which would be readily obtainable by any qualified applicant without undue burden or delay and without incurring any penalty or other liability in the event of any lapse, termination, cancellation or forfeiture thereof. The Company is not in violation of any such License. All of such Licenses are listed in Schedule 4.19, and the Company has provided Buyer copies of such Licenses. Except as disclosed in Schedule 4.19, the Company has no Knowledge of any event, condition, change in applicable Law, or other circumstance which would prohibit the renewal of any such License, which would result in cancellation or revocation of any such License, or which would impose any new adverse restriction or condition on any such License.

4.20 Environmental Matters.

(a) Except as disclosed in Schedule 4.20(a): (i) Business and the Real Property are in compliance in all material respects and have been operated in compliance in all material respects with all applicable Environmental Laws and all Licenses required under applicable Environmental Laws; (ii) the Company has received all Licenses required under applicable Environmental Laws for the operation of the Business and all such Licenses are currently and in full force and effect; (iii) the Company has not caused the Release of Regulated Substances on, from, or in the Real Property and, to the Knowledge of the Company, no other

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Person has caused the Release of Regulated Substances on, from, in or to the Real Property; and (iv) to the Knowledge of the Company, the Company is not liable or responsible for any clean up, fines, liability or other material expense arising under any applicable Environmental Law, including any such expense as a result of the handling, storage, transport or Release of Regulated Substances on, from, in or to the Real Property or on or to any other property, including offsite property owned or operated by a third party. The Company has submitted all material filings to the Knowledge of the Company required by any applicable Environmental Laws. Any underground storage tanks installed or to be installed at any of the Real Property, including but not limited to the Lisle, Illinois site, are or, upon installation, will be in compliance with all Environmental Laws.

(b) Except as disclosed in Schedule 4.20(b), there is no Proceeding under Environmental Laws (including a notice of violation of any Environmental Law or a notice of potential responsibility or request for information under any Environmental Law) pending or, to the Knowledge of the Company, threatened by any Person (including any Government) against or with respect to the Company or any of its properties (including the Real Property) and assets, and the Company has no Knowledge of any facts that would reasonably be expected to give rise to any such Proceeding under any applicable Environmental Laws, and the Company has not received any written claim, demand or notice that any Person has been injured as a result of contact with or exposure to petroleum products or related fumes or gases at or from the Real Property or as a result of the conduct of the Business, and the Company has no Knowledge of any facts that could give rise to such written claim, demand or notice.

(c) Each License required under Environmental Laws for the Real Property or the operation of the Business is disclosed in Schedule 4.20(c).

(d) Except as disclosed in Schedule 4.20(d), there are no aboveground storage tanks (to the extent regulated under 41 Ill. Adm. Code Part 180) or underground storage tanks at the Real Property. Except as disclosed in Schedule 4.20(d), all underground storage tanks are registered with the appropriate state Governmental agency and eligible for reimbursement from the state underground storage tank fund.

(e) Except as disclosed in Schedule 4.20(e), as it relates to the Real Property, the Company or the appropriate party has received a determination from the applicable Government agency that no further action is required with respect to any known leaking underground storage tank or any other known Release of a Regulated Substance and, to the Company’s Knowledge, there is no condition or information that could reasonably be the basis for voiding the effectiveness of such determination.

(f) The Company has provided Buyer access to any and all material documents, correspondence, pleadings, reports (including environmental site assessment reports), analytical data, monitoring data, Licenses required under applicable Environmental Laws, and other records in their possession or control (including their consultant’s records) concerning Environmental Laws relating to the Real Property or the operation of the Business.

4.21 Agreements and Transactions with Related Parties. Except as described in Schedule 4.21, the Company is not, and since December 31, 2005 has not been, a party to any

Contract or transaction with, or any other commitment to, (a) any shareholder of the Company, (b) any person related by blood, adoption or marriage to any shareholder of the Company, (c) any director, officer or employee of the Company, (d) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least a five percent (5%) beneficial interest in the capital stock or other type of equity interest in such entity, or (e) any partnership in which any such party is a general partner or a limited partner having a five percent (5%) or more interest therein (any or all of the foregoing being herein referred to individually as a “Related Party,” and collectively as “Related Parties.”)

4.22 Key Suppliers and Customers. Schedule 4.22 sets forth the name and address and volume of business with the Company of: (a) the top six (6) suppliers of fuel to the Company and the top ten (10) suppliers of other products to the Company (in each case, in terms of cost to the Company), and (b) the top fifty (50) customers (in terms of gross profit) of the Company, in each case during the fiscal year ended December 31, 2007. The Company has no Knowledge that: (i) any supplier or customer of the Company intends to discontinue or substantially diminish or adversely change its relationship with the Company, (ii) any supplier or customer intends to materially change (in a manner adverse to the Company) the prices or charges of goods or services now supplied to or received from the Company, or the credit terms therefore, (iii) there has been any adverse change in the relationship between the Company and any supplier or customer of the Business, or (iv) the consummation of the Transaction will adversely affect the relationship of any customer or supplier with the Business.

4.23 No Illegal Payments. Neither the Company nor any of its shareholders, directors, officers, employees or agents, has directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office.

4.24 No Broker. No broker, finder or similar agent has been employed by or on behalf of Seller Parties, and no Person with which Seller Parties have had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with the Transaction.

4.25 Security Representations.

(a) The Company has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and risks involved in an investment in the Parent Common Stock, if any, issued to the Company (or its designees) pursuant to this Agreement.

(b) Except as set forth in this Agreement, no representations or warranties have been made to the Seller Parties by Buyer or Parent, or any Agent of Buyer or Parent; and in entering into this transaction the Seller Parties are not relying upon any information other than any document filed by Parent with the SEC, this Agreement and the results of independent investigations, if any, by the Seller Parties.

(c) The Company is acquiring any Parent Common Stock, if any, issued to the Company pursuant to this Agreement for investment purposes only, solely for the account of the Company (and not as a nominee or agent), and not with a view towards the resale or public distribution of any part thereof, and the Company has no present intention of selling, granting any participation in, or otherwise distributing the same.

(d) The Company is familiar with Rule 144 of the Securities Act and understands the resale limitations imposed thereby; the Company understands that (i) any shares of Parent Common Stock issued to the Company pursuant to this Agreement will not be registered under the Securities Act or the securities laws of any state, and the issuance of such Parent Common Stock will be based upon an exemption from such registration requirements for non-public offerings pursuant to the Securities Act and applicable state securities laws; (ii) the Parent Common Stock may not be sold or otherwise transferred unless it has been first registered under the Securities Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said resale or transfer; (iii) except as set forth in the Registration Rights Agreement, Parent is under no obligation to register the Parent Common Stock under the Securities Act or any state securities laws, or to take any action to make any exemption from any such registration provisions available; (iv) the certificates for the Parent Common Stock will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof; and (v) stop transfer instructions will be placed with the transfer agent, if any, for the Parent Common Stock.

(e) The Company will not sell or otherwise transfer any of the Parent Common Stock issued to the Company pursuant to this Agreement unless and until (i) such Parent Common Stock shall have first been registered under the Securities Act and all applicable state securities laws; or (ii) if required by Parent in light of the circumstances surrounding the proposed sale or transfer the Company shall have first delivered to Parent a written opinion of counsel (which counsel and opinion, in form and substance, shall be reasonably satisfactory to Parent), to the effect that the proposed sale or transfer is exempt from the registration provisions of the Securities Act and, if the Parent Common Stock is not then listed on a national exchange, all applicable state securities laws.

(f) It is understood that the certificates evidencing the Parent Common Stock may bear a legend to the following effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER SUCH SHARES NOR ANY PORTION THEREOF OR INTEREST THEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION SHALL HAVE RECEIVED EVIDENCE OF SUCH EXEMPTION SATISFACTORY TO THE

CORPORATION (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION).”

(g) It is understood that any legend on a certificate pursuant to Section 4.25(f) shall be removed, and Parent shall have a certificate issued without such legend to the holder thereof, if the securities represented by the certificate are registered under the Securities Act and/or such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act, and/or if the holder of the certificate provides Parent (upon Parent’s request in light of the circumstances surrounding the request) with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for Parent to the effect that a sale, transfer or assignment of such securities may be made without registration or is subject to an exemption from registration, and that the legend is no longer required.

(h) The Company is an “accredited investor”, as such term is defined in Rule 501(a) of the Securities Act.

4.26 Full Disclosure. The representations and warranties of the Seller Parties contained in this Agreement, and the statements and information concerning the Seller Parties contained in this Agreement, the Exhibits and the Schedules, and in the lists, documents, and instruments provided by or on behalf of the Seller Parties as contemplated by this Agreement, when taken as a whole, do not contain and will not contain any untrue statement of a material fact nor will such representations, warranties, covenants, statements and information omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

To induce the Seller Parties to enter into this Agreement and to consummate the Transaction, each of Buyer and Parent represents and warrants to the Seller Parties as follows:

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Texas with its principal office in Miami, Florida. Buyer is duly qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary. Parent is a corporation duly organized, validly existing and in good standing under the laws of Florida with its principal office in Miami, Florida.

5.2 Execution; No Inconsistent Agreements; Etc.

(a) Each of Buyer and Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the related transaction documents. The execution and delivery of this Agreement and the performance of the Transaction have been duly and validly authorized, approved and executed by each of Buyer and Parent and this Agreement is a valid and binding agreement of each of Buyer and Parent, enforceable against each of Buyer and Parent in accordance with its terms.

(b) The execution and delivery of this Agreement by each of Buyer and Parent does not, and the consummation of the Transaction will not, constitute: (i) a breach or violation of the charter or by-laws of Buyer, Parent or any of their respective subsidiaries, (ii) a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Buyer, Parent or any of their respective subsidiaries is a party, pursuant to which any of them otherwise receives benefits, or by which any of their assets may be bound, or (iii) a violation of any Law applicable to Buyer or any of its subsidiaries.

(c) Except as otherwise described in Schedule 5.2(c), neither Buyer nor Parent is obligated to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Person (including any vendor, customer, lender, lessor or Government) as a result of the execution of this Agreement or the consummation of the Transaction.

5.3 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer or Parent, and no Person with which Buyer or Parent has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with the Transaction.

5.4 Validity of Shares. Any Parent Common Stock to be issued pursuant to the terms of this Agreement shall, when issued, (i) be duly authorized, validly issued, fully paid and nonassessable; (ii) be free and clear of any transfer restrictions, other than those imposed under applicable federal and state securities laws and regulations; and (iii) not be subject to any preemptive rights created by statute, the certificate of incorporation or the by-laws of Parent or Buyer.

5.5 SEC Filings. All forms, reports and documents required to be filed by Parent with the Securities and Exchange Commission since December 31, 2005 have been filed with the Securities and Exchange Commission and are true and correct in all material respects.

5.6 Full Disclosure. The representations and warranties of Buyer and Parent contained in this Agreement, when taken as a whole, do not contain and will not contain any untrue statement of a material fact nor will such representations or warranties omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

CONDUCT OF BUSINESS PENDING CLOSING

6.1 Business in the Ordinary Course. The Seller Parties covenant and agree that, except as set forth in Schedule 6.1 or with the prior written consent of Buyer (which shall not be unreasonably withheld), between the date hereof and the Closing Date, the Business shall be conducted only in the ordinary and usual course. Without limiting the generality of the foregoing:

(a) The Company will not enter into, amend or modify any Contract of the kind required to be described in Schedule 4.15, except for (x) individual dealer loans not to exceed $50,000, (y) new or renegotiated fuel purchase and sale contracts, general supply contracts, rebate agreements and image allowance agreements, in each case, entered into in the ordinary and usual course, on customary terms consistent with past practice, and (z) any Contract relating to the Lisle, Illinois retail gasoline location on the terms contemplated by the Seller Parties on the date hereof;

(b) The Company will not sell, transfer, convey, assign, mortgage, encumber or otherwise dispose of any of the Acquired Assets, except for immaterial assets in the ordinary course of the Business consistent with past practice;

(c) The Company shall not acquire any assets, or make any capital expenditures, except in the ordinary course of business;

(d) Except as otherwise contemplated by this Agreement, the Company shall not: (i) make any Tax election or take any other discretionary positions with respect to Taxes by or affecting the Company (except to the extent such election or position is of a type previously made or taken by the Company), (ii) amend any Tax return, or (iii) fail to withhold, accrue and pay when due any Tax;

(e) The Company shall not: (i) delay or postpone the payment of accounts payable or other liabilities outside the ordinary course of business; (ii) make any change to its accounting (including Tax accounting) methods, principles, policies or practices, except as required by GAAP; (iii) make any change to its pricing, payment or credit practices or policies, or grant any extension of credit other than in the ordinary course of business; or (iv) write up or write down any material assets or revalue its inventory;

(f) The Company shall use commercially reasonable efforts to: (i) maintain, preserve and protect all of the Acquired Assets, in good condition, ordinary wear and tear excepted; and (ii) maintain in full force and effect all Company Policies or other insurance equivalents thereto; and

(g) The books, records and accounts of the Company shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with the Company’s Historical Accounting Policies; and

(h) The Company shall use commercially reasonable efforts to preserve its business organization, to keep available the services of its employees, and to preserve the good will of its suppliers, customers and others having business relations with the Company.

6.2 No Material Changes. The Company shall not materially alter its organization, capitalization, or financial structure, practices or operations. Without limiting the generality of the foregoing, the Company shall not purchase, or issue or grant any right or option to purchase or otherwise acquire, any of its capital stock or other securities (other than the shares of non-voting stock of the Company to be acquired by the Company concurrently with the Closing).

6.3 Compensation. Except as set forth on Schedule 6.3, no increase shall be made in the compensation or employee benefits payable or to become payable to any director, officer, employee or agent of the Company, and no bonus, severance or profit-share payment or other arrangement (whether current or deferred) shall be entered into with any such person.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BUYER AND PARENT

All obligations of Buyer and Parent to consummate the Transaction are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Buyer and Parent:

7.1 Representations and Warranties. The representations and warranties contained in Article IV of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Seller Parties in connection with the Transaction: (i) shall be true and correct in all material respects as of the date when made (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects); and (ii) shall be deemed to be made again at and as of the Closing Date and shall be true and correct at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects).

7.2 Compliance with Agreements and Conditions. The Seller Parties shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

7.3 Consents. The Seller Parties shall have procured the consent of any Person (including any Government) whose consent is required to consummate the Transaction, including the Persons listed in Schedule 4.3(c), except that obtaining the consent of any counterparty to a Contract not listed on Schedule 3.7 hereto shall not be a condition to closing. With respect to any such consents obtained with respect to the Leases, such consents shall include estoppel provisions reasonably satisfactory to Buyer.

7.4 HSR Act. The applicable waiting period (and any extension thereof) under the HSR Act and any other relevant Antitrust Law shall have expired or been terminated.

7.5 No Action. No Proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling would (a) prevent consummation of the Transaction, or impose liability or damages on Buyer as a result thereof, (b) cause the Transaction to be rescinded following consummation, or (c) adversely affect the right of Buyer to own the Acquired Assets or operate its business (and no such injunction, judgment, order, decree or ruling shall be in effect).

7.6 Certificate of Seller Parties. The Seller Parties shall have executed and delivered to Buyer and Parent a certificate, dated the Closing Date, certifying to (a) the fulfillment and satisfaction of the conditions specified in Sections 7.1 through 7.3 above, and (b) the absence of any event, occurrence or condition that has had or would reasonably be expected to have a Company Material Adverse Effect prior to the Closing Date.

7.7 Absence of Material Adverse Changes. No event, occurrence or condition that has had or would reasonably be expected to have a Company Material Adverse Effect shall have occurred.

7.8 Legal Opinion. The Company’s legal counsel shall have executed and delivered to Buyer a legal opinion in form and substance reasonably satisfactory to Buyer.

7.9 Employment Agreements. Each of Messrs. Gleitsman, Speiser, Mulvenna, Trilla and Lins shall have executed and delivered to Buyer an employment agreement with Buyer in the form of Exhibits 7.9(A), 7.9(B) and 7.9(C), as applicable.

7.10 Severance Agreements. Each of the individuals listed on Schedule 7.10 shall have executed and delivered to Buyer a mutually acceptable severance agreement with Buyer.

7.11 Lease Agreements. The Company, Gleitsman and/or Speiser, as applicable, shall have executed and delivered to Buyer a real property lease in the form of Exhibit 7.11 with respect to each Real Property location to be leased directly to Buyer by the Company, Gleitsman and/or Speiser, each of which is listed on Schedule 7.11, together with an executed non-disturbance agreement, in form and substance reasonably satisfactory to Buyer, from each lender of the Company, Gleitsman and/or Speiser with a security interest in any such real property or any portion thereof. The base rent and lease term in respect of each such Real Property location shall be as set forth on Schedule 7.11.

7.12 Sublease Agreements. The Company shall have entered into sublease agreements in substantially the same form as the Real Property lease attached as Exhibit 7.11 in respect of each Real Property location listed on Schedule 7.12. The base rent and lease term in respect of each such Real Property location shall be as set forth in the related lease.

7.13 Bill of Sale and Assignment. The Company shall have executed a bill of sale for all tangible Acquired Assets in form and substance reasonably satisfactory to Buyer.

7.14 Release of Liens. The Company shall have delivered to Buyer appropriate written pay-off letters from the lenders and other creditors of the Company necessary to obtain clear title to the Acquired Assets free and clear of all Liens.

7.15 Name Change. The Company shall have delivered to Buyer all documents and instruments necessary to amend its articles of incorporation to change its name to a name that does not contain the words “Texor Petroleum” or any substantially similar words.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER PARTIES

All of the obligations of the Seller Parties to consummate the Transaction are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived, in whole or in part, by the Seller Parties:

8.1 Representations and Warranties. The representations and warranties contained in Article V of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Buyer, Parent or any of their subsidiaries in connection with the Transaction: (i) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects) when made; and (ii) shall be deemed to be made again at and as of the Closing Date and shall be true and correct at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects).

8.2 Compliance with Agreements and Conditions. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

8.3 HSR Act. The applicable waiting period (and any extension thereof) under the HSR Act and any other relevant Antitrust Law shall have expired or been terminated.

8.4 No Action. No Proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, or ruling would (a) prevent consummation of the Transaction, or (b) cause the Transaction to be rescinded following consummation (and no such injunction, judgment, order, decree, or ruling shall be in effect).

8.5 Certificate of Buyer and Parent. Buyer and Parent shall have delivered to the Seller Parties a certificate, executed by an executive officer and dated the Closing Date, certifying to the fulfillment and satisfaction of the conditions specified in Sections 8.1 through 8.3 above.

8.6 Registration Rights Agreement. Parent shall have executed and delivered to the Company a registration rights agreement in the form of Exhibit 8.6 (the “Registration Rights Agreement”).

8.7 Payment of Purchase Price. The Purchase Price shall have been paid by Buyer in accordance with Section 2.7.

8.8 Assignment and Assumption Agreement. Buyer shall have executed and delivered to the Company an assignment and assumption agreement, in form and substance reasonably satisfactory to the Company.

8.9 Lease Agreements. Buyer shall have executed and delivered to the Company a real property lease in the form of Exhibit 7.11 with respect to each Real Property location listed on Schedule 7.11. The base rent and lease term in respect of each such Real Property location shall be as set forth on Schedule 7.11.

8.10 Parent Lease/Employment Agreement Guarantees. Parent shall have entered into and delivered guarantees, each in form and substance reasonably satisfactory to the Company, of Buyer’s obligations and liabilities under (a) the lease agreements in respect of the Real Property locations set forth on Schedule 7.11, and (b) the employment agreements entered into pursuant to Section 7.9.

8.11 Sublease Agreements. Buyer shall have entered into sublease agreements in substantially the same form as the Real Property lease attached hereto as Exhibit 7.11 in respect of each Real Property location listed on Schedule 7.12. The base rent and lease term in respect of each such Real Property location shall be as set forth in the related lease.

8.12 Employment Agreements. Buyer shall have executed and delivered to the Company employment agreements with each of Messrs. Gleitsman, Speiser, Mulvenna, Trilla and Lins in the form of Exhibit 7.9.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Seller Parties. Subject to the terms of Sections 9.7 and 9.10, the Company (on a joint and several basis) and Gleitsman and Speiser (each, on a several basis) shall defend, indemnify and hold harmless Buyer, Parent, their subsidiaries and their respective officers, directors and employees and agents, and each of them (hereinafter collectively called “Buyer Indemnitees”) against and in respect of any and all loss, damage, liability, cost and expense whether or not involving a Third-Party Claim, including reasonable attorneys’ fees and amounts paid in settlement in accordance with the terms hereof (all of the foregoing being hereinafter called “Indemnified Losses”), suffered or incurred by any Buyer Indemnitee by reason of, or arising out of:

(a) any misrepresentation or breach of any representation or warranty of any Seller Party contained in this Agreement, or in any certificate, schedule, instrument or document delivered to Buyer by or on behalf of a Seller Party pursuant to the provisions of this Agreement; provided, that for purposes of this Section 9.1(a), no force or effect shall be given to any “materiality” or “Material Adverse Effect” qualifiers;

(b) any breach or nonfulfillment of any covenant, agreement or other obligation of any Seller Party contained in this Agreement, or in any instrument or document delivered to Buyer by or on behalf of any Seller Party pursuant to the provisions of this Agreement;

(c) any Receivables included in the calculation of the Net Asset Value which are outstanding as of the Closing Date and which are not paid in full within 120 days after the Closing Date;

(d) any Supplier Termination Amounts as of the Closing (specifically excluding any such amounts resulting from upfront payments and reimbursements and rebates received by Buyer after the Closing Date) to the extent (i) Buyer does not have recourse for payment against a dealer/operator, and (ii) such Supplier Termination Amounts do not relate to retail locations leased to, and operated by, Buyer in connection with the Transaction;

(e) any Proceeding initiated by a shareholder or former shareholder of the Company;

(f) any Environmental Condition; and

(g) any Excluded Liability.

9.2 Indemnification by Buyer and Parent. Buyer and Parent (on a joint and several basis) shall defend, indemnify and hold harmless the Seller Parties and their respective partners, officers, directors, employees, estates, executors, trusts, trustees, heirs, beneficiaries and agents, and each of them (hereinafter collectively called “Seller Party Indemnitees”) against and in respect of any and all Indemnified Losses incurred by any Seller Indemnitee by reason of, or arising out of:

(a) any misrepresentation or breach of warranty of Buyer contained in this Agreement, or in any certificate, schedule, instrument or document delivered to the Seller Parties by or on behalf of Buyer pursuant to the provisions of this Agreement;

(b) any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer contained in this Agreement, or in any certificate, schedule, instrument or document delivered to the Seller Parties by or on behalf of Buyer pursuant to the provisions of this Agreement;

(c) the ownership or operation of the Acquired Assets after the Effective Time (other than in respect of the Excluded Liabilities), except to the extent any Indemnified Losses relate to a matter for which the Buyer Indemnitees are indemnified pursuant to Section 9.1; and

(d) any Assumed Liability.

9.3 Indemnification Procedures.

(a) For the purposes of this Section 9.3, the term “Indemnitee” shall refer to the Person indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.1 or 9.2, as the case may be; and the term “Indemnitor” shall refer to each Person having the obligation to indemnify pursuant to such provisions.

(b) An Indemnitee shall give written notice (a “Notice of Claim”) to the Indemnitor within fifteen (15) days (or, to the extent reasonably possible, within such shorter period as may be necessary to give the Indemnitor a reasonable opportunity to respond to such claim) after the Indemnitee has knowledge of any claim (including a Third-Party Claim in which case such Notice of Claim shall set forth the name of the party making such Third-Party Claim, to the extent known), which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent such failure shall have prejudiced such Indemnitor’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall provide a reasonable description of the claim, action or circumstances giving rise to such Indemnified Losses, and the Indemnitor shall have a period of thirty (30) days to reply to such Notice of Claim. Other than with respect to Third-Party Claims which shall be governed by the additional terms and conditions of clause (c) of this Section 9.3, if the Indemnitor disputes any such claim (any such disputed claim, a “Disputed Indemnification Claim”) or fails to respond to such Notice of Claim within the allotted thirty (30) day reply period, the Indemnitee shall be free to pursue such remedies as may be available under this Agreement; provided, that in the case of a Disputed Indemnification Claim, Buyer’s set-off rights shall be restricted as provided in Section 9.4.

(c) In addition to the terms set forth in clause (b) of this Section 9.3, any claim or action by a third party arising after the Closing Date (a “Third-Party Claim”) shall be governed by the additional terms and conditions in this clause (c). The Indemnitor shall be given the opportunity to assume and control the defense of any such Third-Party Claim so long as (i) the Indemnitor agrees to indemnify the Indemnitee against all Indemnified Losses arising out of or caused by the Third-Party Claim, (ii) the Indemnitor provides the Indemnitee with reasonable evidence that the Indemnitor will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnitor diligently conducts the defense of the Third-Party Claim. If the Indemnitor wishes to assume the defense of any such Third-Party Claim, on the terms set forth herein, the Indemnitor shall give written notice to the Indemnitee within fifteen (15) days after its receipt of the Notice of Claim in respect of such Third-Party Claim, and the Indemnitor shall thereafter assume and control the defense of such Third-Party Claim, through counsel reasonably satisfactory to the Indemnitee, provided, that the Indemnitee may participate in (but not control) such defense at its own expense. Whether or not the Indemnitor elects to assume and control the defense of any such Third-Party Claim, the Indemnitor shall not be relieved of the Indemnitor’s obligations hereunder. Except for the settlement of a Third Party Claim which involves the payment of money only which is to be paid in full by the Indemnitor, the Indemnitor shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Claim without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed. If the Indemnitor shall not assume the defense of any such Third-Party Claim, the Indemnitee may defend against any such claim or action in such manner as it may deem appropriate and, upon no less than fifteen (15) days advance written notice to the Indemnitor, the Indemnitee may settle such claim on such terms as it may deem appropriate but subject to the Indemnitor’s approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitee, within fifteen (15) days after the Indemnitor’s receipt of a written summary of such settlement. To the extent constituting Indemnified Losses, the Indemnitor shall promptly reimburse the Indemnitee for the amount of all reasonable expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense and settlement of such Third-Party Claim.

9.4 Buyer’s Set-Off Rights. Without limiting any other rights of Buyer pursuant to this Agreement or otherwise, Buyer may, upon no less than fifteen (15) days advance written notice to each Seller Party (but in no event prior to the expiration of the thirty (30) day reply period set forth in Section 9.3(b) hereof), set-off against the Note (without duplication of any set-off previously implemented by Buyer with respect to any Indemnified Losses): (i) any and all Indemnified Losses incurred by a Buyer Indemnitee and subject to indemnification under Section 9.1; and (ii) any reduction of the Purchase Price determined pursuant to Section 2.8, but only to the extent such reduction is not promptly paid by a Seller Party. Notwithstanding the foregoing, in the event a Seller Party challenges, within fifteen (15) days of receipt of written notice of set-off from Buyer (or, if later, by the expiration of the thirty (30) day reply period set forth in Section 9.3(b) hereof), Buyer’s right to set-off with respect to a particular claim for indemnification pursuant to Section 9.1 that is in excess of $150,000, Buyer shall be required to make payment of any such disputed amount, to the extent a payment would otherwise be then due and payable under the Note, to a third party escrow agent mutually acceptable to the parties hereto to be held pursuant to the terms and conditions of a mutually acceptable escrow agreement until resolution of such disputed amount, which escrow agreement shall provide for the payment of interest on the escrowed amount to the prevailing party. The fees and expenses of the escrow agent shall be paid by the non-prevailing party.

9.5 Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

9.6 Exclusive Remedy. From and after the Closing Date, none of the parties hereto shall be liable or responsible in any manner whatsoever to any other party, whether for indemnification or otherwise, except for indemnity as expressly provided in this Article IX, which provides the exclusive remedy and cause of action of the parties hereto (other than with respect to fraud or willful breach) with respect to any matter arising out of or in connection with this Agreement or any Schedule or Exhibit hereto or any opinion or certificate delivered in connection herewith. Notwithstanding the foregoing, nothing in this Agreement shall limit the remedy available to a party for claims arising out of breaches of Section 3.6 (Confidentiality) and Section 3.8 (Covenant Against Competition).

9.7 Time Limitations on Seller Party Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) After Closing, the Seller Parties shall not be responsible under Section 9.1(a) for any Indemnified Loss unless a Buyer Indemnitee shall have provided the Company with a Notice of Claim with respect to such Indemnified Loss prior to the eighteen (18) month anniversary of the Closing Date (the “Indemnity Notice Period”); provided, however, that:

(i) with respect to any Indemnified Loss resulting or arising from any breach of any representation of Seller Parties in Section 4.9 or 4.18, the Indemnity Notice Period shall extend until sixty (60) days after the expiration of the applicable statute of limitations; and

(ii) with respect to any Indemnified Loss resulting or arising from any breach of any representation of Seller Parties in Section 4.20, the Indemnity Notice Period shall extend until five (5) years after the Closing Date.

(b) There shall be no Indemnity Notice Period for the following claims against Seller Parties (and such claims shall survive for the maximum term permitted by Law):

(i) claims for Indemnified Losses resulting or arising from the breach of any covenant of Seller Parties contained in Section 3.2, 3.4, 3.6, 3.7, 3.8, 3.10, 3.11 or 3.12;

(ii) claims for Indemnified Losses resulting or arising from the breach of any representation of Seller Parties contained in Section 4.2, 4.3, 4.7(a) or 4.24;

(iii) claims for Indemnified Losses resulting or arising from any Excluded Liability; and

(iv) claims based on fraud or intentional breach or misrepresentation.

(c) Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall not be required to indemnify the Buyer Indemnitees to the extent any act, negligence or willful misconduct of a third party (other than the Seller Parties or their contractors, employees, agents, licensees, invitees, successors or assigns) that occurs more than three years after the Closing Date causes any Release of any Regulated Substance from any underground storage tank system at any Real Property.

9.8 No Consequential Damages. Except in the event of fraud or intentional breach or misrepresentation, Seller Parties shall not be liable for special, incidental, consequential or punitive damages.

9.9 Order of Remedies. In pursuing the collection of any Indemnified Losses, Buyer Indemnitees shall proceed first pursuant to the set-off right set forth in the Note prior to pursuing any other right or remedy available to Buyer Indemnitees hereunder or otherwise.

9.10 Liability Cap and Basket. Notwithstanding anything to the contrary contained in this Agreement:

(a) Seller Parties shall have no obligation to indemnify or reimburse Buyer Indemnitees with respect to Indemnified Losses resulting or arising under Section 9.1(a) (other than (i) Indemnified Losses resulting or arising in the event of fraud or intentional breach or misrepresentation, (ii) pursuant to Section 4.20 or (iii) the Excluded Representations) until the aggregate amount of all Indemnified Losses under Section 9.1(a) exceeds $520,000, in which event Seller Parties shall reimburse Buyer Indemnitees for all Indemnified Losses in excess of $520,000;

(b) The aggregate indemnification obligation of Seller Parties to Buyer Indemnitees with respect to Indemnified Losses arising under Section 9.1(a) (other than Indemnified Losses resulting or arising in the event of fraud or intentional breach or misrepresentation or pursuant to the Excluded Representations) shall not exceed $20,800,000; (the “Cap”);

(c) The aggregate liability of each of Gleitsman and Speiser to indemnify Buyer Indemnitees from and against any Indemnified Losses shall be limited to such Seller Party’s Pro Rata Portion of such Indemnified Losses (i.e. Gleitsman and Speiser shall each be liable for only 50% of any specific Indemnified Losses);

(d) The aggregate liability of each of Gleitsman and Speiser to indemnify Buyer Indemnitees from and against any Indemnified Losses shall (in addition to the other limitations provided herein) be limited to such Seller Party’s Pro Rata Portion of the sum of the Cash Payment (reduced by any portion of the Cash Payment attributable to any payment in respect of NAV under Section 2.8) and such Seller Party’s Pro Rata Portion of any amounts actually paid to the Company pursuant to the Note;

(e) In no event shall the aggregate liability of Gleitsman, Speiser and the Company, collectively, to indemnify Buyer Indemnitees from and against any Indemnified Losses exceed the sum of the Cash Payment (reduced by any portion of the Cash Payment attributable to any payment in respect of NAV under Section 2.8) and any amounts actually paid to the Company pursuant to the Note;

(f) With respect to Indemnified Losses resulting or arising from a misrepresentation or breach of warranty or breach or nonfulfillment of any covenant relating exclusively to Gleitsman or Speiser, such breaching Seller Party and the Company shall jointly and severally indemnify Buyer Indemnitees; and

(g) The representations and warranties of the Seller Parties shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of Buyer’s Agents) or by reason of the fact that Buyer or any of Buyer’s Agents knew or should have known that any such representation or warranty is or might be inaccurate.

9.11 General Indemnification Provisions. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time on or prior to the Closing:

(a) By mutual consent of Buyer and each Seller Party;

(b) By either Buyer, on the one hand, or the Seller Parties, on the other hand, providing written notice to the other at any time after July 2, 2008 (the “Final Termination Date”) in the event that the Closing has not occurred on or prior to the Final Termination Date, unless the failure to close results primarily from a breach of this Agreement by the party or parties seeking to terminate pursuant to this subsection (b);

(c) At the election of Buyer, if: (i) any Seller Party has breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement in any material respect; or (ii) any of the conditions precedent set forth in Article VII is not satisfied or waived by the Final Termination Date; or

(d) At the joint election of the Seller Parties, if: (i) Buyer or Parent has breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement in any material respect; or (ii) any of the conditions precedent set forth in Article VIII is not satisfied or waived by the Final Termination Date.

10.2 Manner and Effect of Termination.

(a) Written notice of any termination (“Termination Notice”) pursuant to this Article X shall be given by the party or parties electing termination of this Agreement (collectively, the “Terminating Party”) to the other parties (collectively, the “Terminated Party”), and such notice shall state the reason for termination. The party or parties receiving a Termination Notice shall have a period of ten (10) days after receipt of a Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the tenth (10th) day following the Terminated Party’s receipt of a Termination Notice.

(b) Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except that nothing contained herein shall relieve any party from: (i) liability for its breach of any representation, warranty or covenant contained herein, or its failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder; or (ii) its obligations under Section 3.6 and Article XI hereof.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests, demands or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, or by facsimile (with confirmation of transmission) or by overnight courier, or upon the expiration of seven days after the date of posting if mailed by registered or certified mail, postage prepaid, to the parties at the following addresses:

(i) If to Buyer	c/o World Fuel Services Corporation
9800 NW 41st Street, Suite 400
Miami, FL 33178
Attn: R. Alexander Lake, General Counsel
Facsimile: (305) 392-5645

with a copy (which shall not constitute notice) to:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601-9703
Attn: Bruce A. Toth Brian M. Schafer
Facsimile: (312) 558-5700

(ii) If to Sellers:	Thomas E. Gleitsman
3340 S. Harlem Avenue
Riverside, Illinois 60546
Facsimile: (708) 447-1047

and

Anthony E. Speiser
3340 S. Harlem Avenue
Riverside, Illinois 60546
Facsimile: (708) 447-1047

with a copy (which shall not constitute notice) to:	Seyfarth Shaw LLP
131 South Dearborn
Suite 2400
Chicago, IL 60603
Attn: Theodore E. Cornell III Facsimile: (312) 460-7907

Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

11.2 Counterparts; Entire Agreement; Etc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The electronic transmission of a signed signature page, by one party to the other(s), shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby, except for the confidentiality agreement dated on or about September 18, 2007 between the Company and Parent, which confidentiality agreement remains in full force and effect. All Exhibits and Schedules hereto shall be deemed a part of this Agreement. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. References to “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement: “hereof,” “hereby,” “hereunder,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph.

11.3 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be litigated in the state or federal courts in Cook County, Illinois. Each of the parties hereby irrevocably submits to the jurisdiction of any such court sitting in Cook County, Illinois. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action in Cook County, Illinois. It is understood and agreed that the provisions of this Agreement relating to jurisdiction and venue are part of the value consideration given and relied upon by the parties in connection with the purchase contemplated hereby.

11.4 Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, permitted assigns and successors. Without limiting the generality of the foregoing, the covenants in Section 3.8 will inure to the benefit of, and may be enforced by, the successors and assigns of Buyer (including any person purchasing Buyer or the Acquired Assets). No party hereto may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any wholly-owned subsidiary of Buyer. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

11.5 Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Law and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court or arbitration panel of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

11.6 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

11.7 Headings. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

11.8 Expenses. Except as otherwise expressly provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by Buyer or the Seller Parties as each party incurs such expenses.

11.9 Gender. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

11.10 Specific Performance. Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement, in addition to any other remedy to which such party may be entitled, at law or in equity. In particular, the parties acknowledge that the Business is unique and recognize and affirm that in the event that any Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive and/or other equitable relief.

11.11 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

WORLD FUEL SERVICES, INC.

By:	/s/ Ira M. Birns
Name:	Ira M. Birns
Title:	Vice President

WORLD FUEL SERVICES CORPORATION

By:	/s/ Ira M. Birns
Name:	Ira M. Birns
Title:	Executive Vice President and Chief
Financial Officer

TEXOR PETROLEUM COMPANY, INC.

By:	/s/ Anthony E. Speiser
Name:	Anthony E. Speiser
Title:	President

/s/ Thomas E. Gleitsman
Thomas E. Gleitsman

/s/ Anthony E. Speiser
Anthony E. Speiser